Exhibit 10.1

EXECUTION VERSION
GRACO INC.

$200,000,000 Master Note Facility

______________

MASTER NOTE AGREEMENT

______________

Dated as of January 29, 2020

i

(continued)

ii

(continued)

iii

PURCHASER SCHEDULE

SCHEDULE 6D	‑ ‑	LIENS
SCHEDULE 6I	‑ ‑	INVESTMENTS
SCHEDULE 8A(1)	‑ ‑	SUBSIDIARIES
SCHEDULE 8D	‑ ‑	OUTSTANDING INDEBTEDNESS
SCHEDULE 8G		LIST OF AGREEMENTS RESTRICTING INDEBTEDNESS

EXHIBIT A-1	‑ ‑	FORM OF FIXED RATE SHELF NOTE
EXHIBIT A-2	‑ ‑	FORM OF FLOATING RATE SHELF NOTE
EXHIBIT B	‑ ‑	FORM OF PAYMENT INSTRUCTION LETTER
EXHIBIT C-1	‑ ‑	FORM OF GUARANTY AGREEMENT
EXHIBIT C-2	‑ ‑	FORM OF CONFIRMATION OF GUARANTY AGREEMENT
EXHIBIT D	‑ ‑	FORM OF REQUEST FOR PURCHASE
EXHIBIT E	‑ ‑	FORM OF CONFIRMATION OF ACCEPTANCE
EXHIBIT F-1	‑ ‑	FORM OF OPINION OF COMPANY’S AND GUARANTORS’ GENERAL COUNSEL
EXHIBIT F-2	‑ ‑	FORM OF OPINION OF COMPANY’S AND GUARANTORS’ SPECIAL COUNSEL

iv

GRACO INC.
88 11th Avenue NE
Minneapolis, MN 55413

As of January 29, 2020
NYL Investors LLC (“New York Life”)
51 Madison Avenue, 2nd Floor
New York, New York 10010
Each New York Life Affiliate (as hereinafter
defined) which becomes bound by certain
provisions of this Agreement as hereinafter
provided

Ladies and Gentlemen:
The undersigned, GRACO INC., a Minnesota corporation (herein called the “Company”), hereby agrees with New York Life and each of the Purchasers as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.
1.    AUTHORIZATION OF ISSUE OF SHELF NOTES.
The Company may authorize the issue of its senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of up to $200,000,000, (i) to be dated the date of issue thereof, (ii) to mature, in the case of each Fixed Rate Note so issued, no more than 12 years after the date of original issuance thereof and, in the case of each Floating Rate Note so issued, no more than 10 years after the date of original issuance thereof, (iii) to have an average life, in the case of each Fixed Rate Note so issued, of no more than 12 years after the date of original issuance thereof and, in the case of each Floating Rate Note so issued, of no more than 10 years after the date of original issuance thereof, (iv) to bear interest on the unpaid balance thereof from the date thereof, in the case of each Shelf Note so issued, at the rate per annum set forth in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to Section 2.A(6) or, upon the occurrence and during continuance of an Event of Default and subject to the other conditions set forth in such Shelf Note, at the Default Rate set forth in such Shelf Note, (v) to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2A(6), and (vi) to be substantially in the form of Schedule 1-A in the case of Fixed Rate Notes or Schedule 1-B in the case of Floating Rate Notes. Notwithstanding anything to the contrary contained herein, the Company acknowledges that a given Purchaser may require a shorter maturity or average life as a condition to its participation in an offered Series. The terms “Note” and “Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (a) the same final maturity, (b) the same principal prepayment dates, (c) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (d) the same interest rate, (e) the same interest payment periods and (f) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.
2.    PURCHASE AND SALE OF SHELF NOTES.
2A.    Purchase and Sale of Shelf Notes.
2A(1).    Facility. New York Life is willing to consider, in its sole discretion and within limits which may be authorized for purchase by New York Life and New York Life Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of New York Life to consider such purchase of Shelf Notes is herein called the “Facility.” The “Available Facility Amount” at any time shall mean (w) $200,000,000 less (x) the aggregate principal amount of Shelf Notes previously purchased and sold pursuant to this Agreement, less (y) the aggregate principal amount of Accepted Notes that have not been purchased and sold hereunder and for which closing has not been cancelled; provided that the maximum aggregate principal amount of Floating Rate Notes at any one time outstanding under the Facility shall not exceed $100,000,000 (the “Maximum Floating Rate Sub-Facility Amount”). NOTWITHSTANDING THE WILLINGNESS OF NEW YORK LIFE TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER NEW YORK LIFE NOR ANY NEW YORK LIFE AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY NEW YORK LIFE OR ANY NEW YORK LIFE AFFILIATE.
2A(2).    Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after New York Life shall have given to the Company, or the Company shall have given to New York Life, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), provided that no such notice shall affect the purchase and sale of any Accepted Note the Acceptance of which occurred prior to the effective date of such termination, (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Master Note Facility pursuant to clause (b) of the last paragraph of paragraph 7A and (v) notice having been given to the Company pursuant to clause (c) of the last paragraph of paragraph 7A. The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period.”

2A(3).    Periodic Spread Information. Not later than 9:30 A.M. (New York City time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by email or telephone, and New York Life will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City time) on such Business Day, on the following Business Day), information (by email or telephone) with respect to various spreads and margins at which New York Life or New York Life Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and New York Life. The amount and content of information so provided shall be in the sole discretion of New York Life but it is the intent of New York Life to provide information that will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Shelf Notes, and neither New York Life nor any New York Life Affiliate shall be obligated to purchase Shelf Notes at the spreads or margins specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. New York Life may suspend or terminate providing information pursuant to this paragraph 2A(3) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.
2A(4).    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to New York Life by confirmed email transmission, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 (or, if less, the remaining Available Facility Amount and, in the case of Floating Rate Notes, the remaining Maximum Floating Rate Sub-Facility Amount at the time such Request for Purchase is made) and not be greater than the Available Facility Amount and, in the case of Floating Rate Notes, the Maximum Floating Rate Sub-Facility Amount at the time such Request for Purchase is made, (ii) specify whether the interest rate will be fixed or floating, (iii) specify the principal amounts, final maturities, principal prepayment dates and amounts, if any, and, in the case of Fixed Rate Notes, the interest payment period (which shall be monthly, quarterly or semi-annually in arrears) and, in the case of Floating Rate Notes, the Interest Period (which shall be one, three or six months in arrears) and the Prepayment Premium, if any, of the Shelf Notes covered thereby, (iv) specify the use of proceeds of such Shelf Notes, (v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 15 days and not more than 25 days after the making of such Request for Purchase, (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vii) certify that the representations and warranties contained in paragraph 8 are true in all material respects, except where such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true in all respects, on and as of the date of such Request for Purchase after giving effect to any updated schedules (except for any such representation or warranty that by its terms is made only as of a specific earlier date, in which case certifying that such representation or warranty was correct in all material respects or, if such representation or warranty is qualified by materiality, in all respects, as of such earlier date) and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit D attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by New York Life.
2A(5).    Rate Quotes. Not later than five Business Days after the Company shall have given New York Life a Request for Purchase pursuant to paragraph 2A(4), New York Life may, but shall be under no obligation to, provide to the Company by confirmed email transmission, in each case between 9:30 A.M. and 1:30 P.M. New York City time (or such later time as New York Life may elect) interest rate or margin quotes, as the case may be, for the several principal amounts, maturities, principal prepayment schedules, if any, interest payment periods and Prepayment Premium, if any, of Shelf Notes specified in such Request for Purchase, and if such request is for Floating Rate Notes, the definition of LIBOR to be used in respect thereof (each such interest rate or margin quote provided in response to a Request for Purchase herein called a “Quotation”). Each Quotation (1) relating to a Fixed Rate Note shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which New York Life or a New York Life Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof and (2) relating to a Floating Rate Note, shall represent the Floating Rate Note Margin over LIBOR for the specified Interest Period at which New York Life or a New York Life Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof (in each case which principal amount shall be less than the amount which would cause the aggregate principal amount of Shelf Notes purchased by New York Life and New York Life Affiliates and any Accepted Notes not then purchased to exceed $200,000,000 and, in the case of Floating Rate Notes, the Maximum Floating Rate Sub-Facility Amount).
1. 2A(6).    Acceptance. Within 30 minutes after New York Life shall have provided any Quotation pursuant to paragraph 2A(5) or such other period as shall be mutually agreed to by the Company and New York Life (such period herein called the “Acceptance Window”), the Company may, subject to paragraph 2A(7), elect to accept such Quotation as to the aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying New York Life by confirmed email transmission within the Acceptance Window that the Company elects to accept such Quotation, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies New York Life of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any Quotation as to which New York Life does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation. Subject to paragraph 2A(7) and the other terms and conditions hereof, the Company agrees to sell to New York Life or a New York Life Affiliate, and New York Life agrees to purchase, or to cause the purchase by a New York Life Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, New York Life and each New York Life Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit E attached hereto (herein called a “Confirmation of Acceptance”). If the Accepted Note is a Floating Rate Note, then the Floating Rate Note Margin specified in the Confirmation of Acceptance shall remain constant for the life of such Note. If the Company should fail to execute and return to New York Life within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, New York Life may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.
2A(7).    Market Disruption. Notwithstanding the provisions of paragraph 2A(6), if New York Life shall have provided a Quotation pursuant to paragraph 2A(5) and thereafter prior to the time an Acceptance with respect to such Quotation shall have been notified to New York Life in accordance with paragraph 2A(6) the domestic market for U.S. Treasury securities or derivatives shall have closed, or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, or the financial futures market or the interest rate swap market shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in either such market, then such Quotation shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation. If the Company thereafter notifies New York Life of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and New York Life shall promptly notify the Company that the provisions of this paragraph 2A(7) are applicable with respect to such Acceptance.
2A(8).    Facility Closings. Not later than 11:30 A.M. (New York City time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Schiff Hardin LLP, 1185 Avenue of the Americas, Suite 3000, New York, New York 10036, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2A(8), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City time, on such scheduled Closing Day notify New York Life (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to New York Life (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2A(9)(ii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, New York Life (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless New York Life shall have otherwise consented in writing.
2A(9).    Fees.
2A(9)(i).    Issuance Fee. The Company will pay to New York Life in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day in an amount equal to 0.05% of the aggregate principal amount of Notes sold on such Closing Day.
2A(9)(ii).    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to New York Life, for itself or the account of the holders of Notes being purchased, (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:
in the case of an Accepted Note that is a Fixed Rate Note:
(BEY - MMY) X DTS/360 X PA
in the case of an Accepted Note that is a Floating Rate Note:
(FIR - OIR) X DTS/360 X PA
where “BEY” shall mean Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” shall mean Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by New York Life on the date New York Life receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by New York Life each time such closing is delayed); “FIR” shall mean Floating Interest Rate; “OIR” shall mean Overnight Interest Rate on funds deposited on each day from and including the originally scheduled Closing Day for such Accepted Note, i.e., the actual rate of interest, if any, received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of the funds intended to be used for the purchase of such Accepted Note, it being understood that reasonable efforts will be made by or on behalf of each Purchaser to make any such deposit in an interest bearing account; “DTS” shall mean Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the actual date of such payment; and “PA” shall mean Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any

Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2A(9).
2A(9)(iii).    Cancellation Fee. If the Company at any time notifies New York Life in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if New York Life notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2A(6) or the penultimate sentence of paragraph 2A(8) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay each Purchaser that shall have agreed to purchase any such Accepted Note that is a Fixed Rate Note in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:
PI X PA
where “PI” shall mean Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by New York Life) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by New York Life) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2A(9)(ii). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero. Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero. In the case of any such Accepted Note that is a Floating Rate Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than two days after the Cancellation Date in immediately available funds the Breakage Amount, if any, with respect to such Accepted Note.
2B.    Determination and Notification of Floating Interest Rates. The Floating Interest Rate for each Series of Floating Rate Notes shall be determined by the Company, and notice thereof shall be given to the holders of such Series of Floating Rate Notes within three Business Days after the beginning of each Interest Period, together with a copy of the relevant screen used for the determination of LIBOR, a calculation of the Floating Interest Rate for such Interest Period, the number of days in such Interest Period, the date on which interest for such Interest Period will be paid and the amount of interest to be paid to each holder of such Series of Floating Rate Notes on such date. In the event that the Required Holders of such Series of Floating Rate Notes do not reasonably concur with such determination by the Company, as evidenced by a single written notice to the Company given by such Required Holders within 10 Business Days after receipt by the holders of such Series of Floating Rate Notes of the notice delivered by the Company pursuant to the immediately preceding sentence, the determination of the Floating Interest Rate shall be made by the Required Holders of such Series of Floating Rate Notes, and any such determination made in accordance with the provisions of this Agreement, shall be conclusive and binding absent manifest error. The Interest Period specified in the relevant Confirmation of Acceptance for a Floating Rate Note shall remain constant during the life of such Note.
3.    CONDITIONS OF CLOSING. Each Purchaser’s obligation to purchase and pay for the Notes of any Series to be purchased by such Purchaser hereunder on any Closing Day is subject to the satisfaction, on or before such Closing Day, of the following conditions:
3A.    Documents. Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser, dated such Closing Day unless otherwise indicated, and, on such Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:
(i)    the Note or Notes to be purchased by such Purchaser in the form of Exhibit A-1 and/or Exhibit A-2, as applicable, attached hereto;
(ii)    with respect to the initial Closing Day, a Guaranty Agreement made by each Subsidiary which is liable under a Contingent Obligation with respect to, or is a co-borrower or co-obligor of, any Indebtedness under any Primary Credit Facility in favor of the holders of the Notes in the form of Exhibit C-1 attached hereto (together with any other guaranty pursuant to which the Notes are guaranteed and which is entered into as contemplated hereby, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, collectively called the “Guaranty Agreements” and individually called a “Guaranty Agreement”) and, with respect to each subsequent Closing Day, a Confirmation of Guaranty Agreement in the form of Exhibit C-2 attached hereto (the “Confirmation of Guaranty Agreement”);
(iii)    a Secretary’s Certificate signed by the Secretary or Assistant Secretary and one other officer of the Company certifying, among other things (a) as to the name, titles and true signatures of the officers of the Company authorized to sign this Agreement, the Notes and the other documents to be delivered in connection with this Agreement, (b) that attached thereto is a true, accurate and complete copy of the articles of incorporation or other formation document of the Company, certified by the Secretary of State of the state of organization of the Company as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational document of the Company which were duly adopted and are in effect as of such Closing Day and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Company, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of this Agreement, the Notes and the other documents to be delivered in connection with this Agreement, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of the Company or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) that this Agreement, the Notes and the other documents executed and delivered to such Purchaser by the Company are in the form approved by its board of directors or other managing body in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company or any Guarantor have been commenced or are contemplated;
(iv)    a Secretary’s Certificate signed by the Secretary or Assistant Secretary and one other officer of each Guarantor certifying, among other things (a) as to the name, titles and true signatures of the officers of the Company authorized to sign the Guaranty Agreement or Confirmation of Guaranty Agreement on such Closing Day and the other documents to be delivered in connection with this Agreement to which such Guarantor is a party, (b) that attached thereto is a true, accurate and complete copy of the articles of incorporation or other formation document of such Guarantor, certified by the Secretary of State of the state of organization of such Guarantor as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational document of such Guarantor which were duly adopted and are in effect as of such Closing Day and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of such Guarantor, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of the Guaranty Agreement or the Confirmation of Guaranty Agreement and the other documents to be delivered in connection with this Agreement to which such Guarantor is a party, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of such Guarantor or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) that the Guaranty Agreement or Confirmation of Guaranty Agreement and the other documents executed and delivered to such Purchaser by such Guarantor are in the form approved by its board of directors or other managing body in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company or any Guarantor have been commenced or are contemplated;
(v)    a certificate of corporate or other type of entity and, if applicable, tax good standing for the Company and each Guarantor from the Secretary of State of the state of organization of the Company and each such Guarantor, in each case dated as of a recent date;
(vi)    certified copies of Requests for Information or Copies (Form UCC‑11) or equivalent reports listing all effective financing statements which name the Company or any Subsidiary (under its present name and previous names used) as debtor and which are filed in the office of the Secretary of State (or such other office which is, under the Uniform Commercial Code as in effect in the applicable jurisdiction, the proper office in which to file a financing statement under section 9-501(a)(2) of such Uniform Commercial Code) of the location (as determined under the Uniform Commercial Code) of the Company or such

Subsidiary, as applicable, together with copies of such financing statements, and lien and judgment search reports from the county recorder of any county in which the Company or any Subsidiary maintains an office or in which any assets of the Company or any Subsidiary are located; and
(vii)    such other certificates, documents and agreements as such Purchaser may reasonably request.
3B.    Opinion of Purchasers’ Special Counsel. Such Purchaser shall have received from Schiff Hardin LLP, who are acting as special counsel for the Purchasers in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.
3C.    Opinion of Company’s and Guarantor’s General Counsel and Special Counsel. Such Purchaser shall have received from (i) Karen Park Gallivan, General Counsel of the Company and the Guarantors a favorable opinion satisfactory to such Purchaser and covering the matters set forth in Exhibit F-1 attached hereto and (ii) Faegre Drinker Biddle Reath LLP or such other nationally recognized law firm, as special counsel for the Company and Guarantors, a favorable opinion satisfactory to such Purchaser and covering the matters set forth in Exhibit F-2 attached hereto, and the Company, by its execution hereof, hereby requests and authorizes such general counsel and special counsel to render such opinions and to allow such Purchaser to rely on such opinions, and understands and agrees that each Purchaser receiving such an opinion will be and is hereby authorized to rely on such opinion.
3D.    Representations and Warranties; No Default; Satisfaction of Conditions. The representations and warranties contained in paragraph 8 and in the Guaranty Agreement shall be true in all material respects, except where such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true in all respects, on and as of such Closing Day, both before and immediately after giving effect to the issuance of the Notes on such Closing Day and the consummation of any other transactions contemplated hereby; there shall exist on such Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Notes on such Closing Day and the consummation of any other transactions contemplated hereby; the Company shall have performed all agreements and satisfied all conditions required under this Agreement to be performed or satisfied on or before such Closing Day; and the Company and each Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to each such effect.
3E.    Purchase Permitted by Applicable Laws; Approvals. The purchase of and payment for the Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement and the Notes or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance reasonably satisfactory to such Purchaser.
3F.    Material Adverse Change. No material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries, taken as a whole, since December 28, 2018 shall have occurred or be threatened, as determined by such Purchaser in its sole judgment.
3G.    Fees and Expenses. The Company shall have paid to New York Life any fees due it pursuant to or in connection with this Agreement, including the Issuance Fee due pursuant to paragraph 2A(9)(i) and any Delayed Delivery Fee due pursuant to paragraph 2A(9)(ii). In addition and without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of special counsel to the Purchasers referred to in paragraph 3B hereof to the extent reflected in a statement of such counsel received by the Company at least one Business Day prior to the applicable Closing Day.
3H.    Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
3I.    Payment Instructions. Such Purchaser shall have received a letter in the form of Exhibit B attached hereto on the letterhead of the Company at least three Business Days prior to the applicable Closing Day.
3J.    Sale to Other Purchasers. The Company shall be selling simultaneously all Notes to be purchased at the closing to all Purchasers for payment in full at such closing.
3K.    Private Placement Number. A Private Placement Number issued by CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of Notes to be purchased at such closing.
3L.    Stock Pledge Agreement and Intercreditor Agreement. (i) New York Life and such Purchaser shall have received evidence satisfactory to it that each Existing Pledge Agreement and the Intercreditor Agreement shall have been terminated and all stock or other Ownership Interests subject to the Existing Pledge Agreements have been released from the Liens thereof or (ii) each of the Existing Pledge Agreements and the Intercreditor Agreement shall have been amended so that the Notes will be secured on a pari passu basis with the all obligations under each Primary Credit Facility then benefitting from the Existing Pledge Agreements and the Intercreditor Agreement, which amendments shall be in form and substance satisfactory to New York Life and such Purchaser.

4.    PREPAYMENTS. The Shelf Notes shall be subject to prepayment only with respect to the required prepayments as and to the extent provided in paragraph 4A or as specified in paragraph 4E, the optional prepayments permitted by paragraph 4B and upon acceleration pursuant to paragraph 7A.
4A.    Required Prepayments of Shelf Notes; Payment at Maturity. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series. The outstanding principal amount of the Notes of each Series, together with any accrued and unpaid interest thereon, shall become due and payable on the Final Maturity Date of the Notes of such Series.
4B.    Optional Prepayment With Yield-Maintenance Amount or Prepayment Premium. The Notes of each Series shall be subject to prepayment in whole or part on any Business Day (in integral multiples of $1,000,000 and in an aggregate minimum amount of $1,000,000 on any single occurrence), at the option of the Company from time to time, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and, in the case of the Fixed Rate Notes, the applicable Yield-Maintenance Amount, if any, and in the case of Floating Rate Notes, the applicable Prepayment Premium, if any, and Breakage Amount, if any, with respect to each Note; provided, however, that if at the time of such prepayment and after giving effect thereto, a Default under paragraph 7A(ii) or any Event of Default shall be in existence, then the Notes shall not be subject to prepayment unless the Company concurrently prepays the Notes of each Series pursuant to this paragraph 4B on a pro rata basis in accordance with the respective outstanding principal amounts thereof.
4C.    Notice of Optional Prepayment. The Company shall give the holder of each Note to be prepaid pursuant to paragraph 4B irrevocable written notice (provided, that any such notice may state that it is conditioned upon the occurrence of any disposition or refinancing, the receipt of the proceeds of which are to be used for such prepayment, in each case as specified in such notice, in which case such notice may be revoked by the Company as a result of the non-occurrence of such disposition or refinancing by written notice to such holders delivered on or prior to the specified prepayment date) of any prepayment pursuant to paragraph 4B not less than 10 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the aggregate principal amount of the Notes, and of the Notes held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given and not revoked as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and, in the case of Fixed Rate Notes, the applicable Yield-Maintenance Amount, if any, and, in the case of Floating Rate Notes, the applicable Prepayment Premium, if any, and Breakage Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give notice by confirmed email transmission of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached to the relevant Confirmation of Acceptance or by notice in writing to the Company.

4D.    Partial Payments Pro Rata. In the case of each prepayment of less than the entire outstanding principal amount of all Notes of any Series pursuant to paragraph 4A or paragraph 4B, the principal amount so prepaid shall be allocated pro rata to all Notes of such Series at the time outstanding in proportion to the respective outstanding principal amounts thereof.
4E.    Offer to Prepay Notes in the Event of a Change of Control.
4E(1).    Notice of Change of Control. The Company will, at least 30 days prior to the anticipated date of any Change of Control (or, if the Company first becomes aware of a proposed transaction that would cause a Change of Control or of the occurrence of a Change of Control less than 30 days prior to the anticipated date of the Change of Control, within two days after the Company first becomes aware of such proposed transaction or occurrence), give written notice of such Change of Control to each holder of the Notes. Such notice shall contain and constitute an offer to prepay the Notes as described in paragraph 4E(3) and shall be accompanied by the certificate described in paragraph 4E(6).
4E(2).    Notice of Acceptance of Offer under Paragraph 4E(1). If the Company shall at any time receive an acceptance to an offer to prepay Notes under paragraph 4E(1) from some, but not all, of the holders of the Notes, then the Company will, within five Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes.
4E(3).    Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraph 4E(1) shall be an offer to prepay, in accordance with and subject to this paragraph 4E, all, but not less than all, of the Notes held by each holder (for purposes of this paragraph only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) at the time of the occurrence of the Change of Control; provided, however, that, with the written consent of the applicable holder, such offer may be deemed an offer to prepay less than all of the Notes held by that holder.
4E(4).    Rejection; Acceptance. A holder of Notes may accept or reject the offer to prepay made pursuant to this paragraph 4E by causing a notice of such acceptance or rejection to be delivered to the Company not more than 15 days after the offer given pursuant to paragraph 4E(1). A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this paragraph 4E within the specified time shall be deemed to constitute an acceptance of such offer by such holder.
4E(5).    Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4E shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and, in the case of Fixed Rate Notes, the applicable Yield-Maintenance Amount, if any, and, in the case of Floating Rate Notes, the applicable Prepayment Premium, if any, and Breakage Amount, if any, with respect thereto. The prepayment shall be made at the time of occurrence of a Change of Control (or, if the Change of Control has already occurred, the 16th day following the date of such offer pursuant to paragraph 4E(1)). For the avoidance of doubt, if a Change of Control as to which notice was given hereunder does not occur, then such notice and any acceptances of the offer to prepay shall be deemed to be rescinded.
4E(6).    Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4E shall be accompanied by a certificate, executed by a Responsible Employee of the Company and dated the date of such offer, specifying (i) the proposed prepayment date (which shall be the anticipated date of the Change of Control or, if the Change of Control has already occurred, the 16th day following the date of such offer, (ii) that such offer is made pursuant to this paragraph 4E, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date, (v) the estimated Yield-Maintenance Amount or Prepayment Premium that would be due on each Note offered to be prepaid, (vi) that the conditions of this paragraph 4E have been fulfilled, and (vii) in reasonable detail, the nature and anticipated or actual date of the Change of Control.
4F.    No Acquisition of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their Final Maturity Date (other than by prepayment pursuant to paragraph 4A or paragraph 4B or upon acceptance of an offer to prepay pursuant to paragraph 4E or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions; provided, however, that if at the time of such offer and after giving effect thereto, a Default under paragraph 7A(ii) or any Event of Default shall be in existence, then the Notes of such Series shall not be prepaid or otherwise retired or purchased or otherwise acquired unless the Company makes an offer pursuant to this paragraph 4F to the holders of Notes of each Series on a pro rata basis in accordance with the respective outstanding principal amounts thereof. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.
5.    AFFIRMATIVE COVENANTS.
5A.    Financial Statements    . The Company covenants that it will deliver to New York Life and each Significant Holder:
(i)    as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and for the period from the beginning of the current fiscal year to the end of such quarterly period (in the case of the second and third quarterly periods), and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applicable to quarterly financial statements and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided, however, that delivery within the time period specified above pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period (including all financial statement exhibits and financial statements incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i); and provided, further, that the Company shall be deemed to have made such delivery of such Form 10‑Q if it shall have timely made such Form 10‑Q available on “EDGAR” and on its website on the worldwide web (at the date of this Agreement located at: http//www.graco.com) (such availability thereof being referred to as “Electronic Delivery”);
(ii)    as soon as practicable and in any event within 75 days after the end of each fiscal year, consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail, prepared in accordance with generally accepted accounting principles and, as to the consolidated statements, accompanied by an unqualified opinion thereon of independent public accountants of recognized national standing selected by the Company and acceptable to the Required Holders, which unqualified opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries and the results of their operations and cash flows and have been prepared in accordance with generally accepted accounting principles, that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in such circumstances, and shall be without limitation as to the scope of the audit provided, however, that delivery within the time period specified above pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year (including all financial statement exhibits and all financial statements incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii); and provided, further, that the Company shall be deemed to have made such delivery of such Form 10‑K if it shall have timely made Electronic Delivery thereof;
(iii)    promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public shareholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv)    immediately upon a Responsible Employee (a) becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations as in effect on the date of this Agreement) or any material “prohibited transaction” (as defined in section 4975 of the Code), which, in either case, is material to the Company and its Subsidiaries, a notice specifying the nature thereof and what action the Company proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan or (b) receiving notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;
(v)    immediately upon a Responsible Employee becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which is material to the Company and its Subsidiaries as a consolidated enterprise, and the steps being taken by the Company or any Subsidiary affected by such proceeding;
(vi)    immediately upon a Responsible Employee becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Company or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result would be reasonably likely to result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Company or any Subsidiary which are material to the operations of the Company or such Subsidiary as a consolidated enterprise, or (b) which would be reasonably likely to impose a material liability on the Company or such Subsidiary to any Person or which will require a material expenditure by the Company or such Subsidiary to cure any alleged problem or violation; and
(vii) with reasonable promptness, such other information regarding the business, operations property, assets or financial condition of the Company and its Subsidiaries as New York Life or such Significant Holder may reasonably request.
Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A(1), 6A(2), 6C(vii), 6F and 6I(ix) and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to paragraph 10C) as to the period covered by any such financial statement, such Officer’s Certificate as to such period shall include a reconciliation from generally accepted accounting principles with respect to such election. The Company also covenants that immediately after any Responsible Employee obtains knowledge of an Event of Default or Default, it will deliver to New York Life and each Significant Holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.
5B.    Information Required by Rule 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any Qualified Institutional Buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act.
5C.    Inspection of Property. The Company covenants that it will permit any Person designated by New York Life or any Significant Holder in writing, at such Person’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or an Event of Default exists, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries with any such Person), all at such reasonable times upon reasonable prior notice to the Company and as often as New York Life or such Significant Holder may reasonably request.
5D.    [Reserved].
5E.    Compliance with Law. Without limiting paragraph 6M, the Company covenants that it will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in full force and effect all licenses, certificates, permits, franchises, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or governmental bodies having jurisdiction over the Company and its Subsidiaries or any of their respective properties necessary to the ownership, operation or maintenance of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in full force and effect such licenses, certificates, permits, franchises, operating rights and other authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
5F.    Maintenance of Insurance. The Company covenants that it will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

5G.    Maintenance of Properties. The Company covenants that it will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, provided that this paragraph 5G shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
5H.    Payment of Taxes. The Company covenants that it will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, and to pay and discharge all amounts payable for work, labor and materials, in each case to the extent such taxes, assessments, charges, levies and amounts payable have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or amount payable if (i) the amount, applicability or validity thereof is being actively contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with generally accepted accounting principles on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and amounts payable in the aggregate could not reasonably be expected to have a Material Adverse Effect.
5I.    Corporate Existence. The Company covenants that it will at all times preserve and keep in full force and effect its corporate existence. Except as permitted by paragraph 6B, the Company covenants that it will at all times preserve and keep in full force and effect the corporate, limited liability company or partnership, as the case may be, existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary), unless the termination of or failure to preserve and keep in full force and effect such corporate existence could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
5J.    Ranking. The Company covenants that it will ensure that, at all times, all liabilities of the Company under the Notes will rank in right of payment either pari passu or senior to all other Indebtedness of the Company except for Indebtedness which is preferred as a result of being secured, but only to the extent that such security is not prohibited hereby, and only to the extent of such security.
5K.    Subsequent Guarantors. The Company covenants that if at any time after the initial Closing Day any Subsidiary which is not then a Guarantor, shall become a co-borrower or co-obligor of, or become obligated under any Contingent Obligation with respect to, any Indebtedness under any Primary Credit Facility, the Company will cause such Subsidiary to execute and deliver to the holders of the Notes a Guaranty Agreement in the form of Exhibit C-1 hereto or a joinder to the Guaranty Agreement in the form of Exhibit A attached thereto. Each such Guaranty Agreement or joinder shall be accompanied by a certificate of the Secretary or Assistant Secretary of such

Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty Agreement or joinder and incumbency and specimen signatures of the officers of such Subsidiary executing such documents, certificates with respect to such Subsidiary of the type described in paragraph 3A(iv) and opinions of counsel for such Subsidiary with respect to such Guaranty Agreement of the type described in paragraph 3C. The holders of the Notes agree to discharge and release any Subsidiary from such Guaranty Agreement upon the written request of the Company, provided that (i) such Subsidiary has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary under such Guaranty Agreement) as an obligor and guarantor under and in respect of each Primary Credit Facility and the Company so certifies to the holders of the Notes in a certificate of a Responsible Employee, (ii) at the time of such release and discharge, the Company delivers a certificate of a Responsible Employee to the holders of the Notes stating that no Default or Event of Default exists, and (iii) if any release or similar fee is given to any holder of Indebtedness of the Company for the purpose of a release of such Subsidiary as a guarantor or obligor of such Indebtedness, the holders of the Notes shall receive consideration on a pro rata basis in proportion to the relative outstanding principal amounts of the Notes and the principal amount of such other Indebtedness (including, in the case of a revolving credit facility, the aggregate principal amount of additional loans that the lenders are legally committed to fund thereunder).
6.    NEGATIVE COVENANTS.
6A.    Financial Covenants.
6A(1).    Cash Flow Leverage Ratio. The Company covenants that it will not permit the Cash Flow Leverage Ratio, as of the end of any fiscal quarter of the Company, to exceed 3.50 to 1.00; provided, however, that, in connection with any Permitted Acquisition for which the purchase consideration equals or exceeds $200,000,000, the maximum Cash Flow Leverage Ratio, with prior notice to the holders of the Notes, shall increase to 4.00 to 1.00 for the four fiscal quarter period beginning with the quarter in which such Permitted Acquisition occurs, so long as (i) the Company is in pro forma compliance herewith at such 4.00 to 1.00 level before and after giving effect to such Permitted Acquisition and (ii) after any such Permitted Acquisition that results in an increase to the 4.00 to 1.00 level, the Cash Flow Leverage Ratio permitted under this paragraph 6A(1) shall decrease to 3.50 to 1.00 for at least one fiscal quarter before becoming eligible to again increase to 4.00 to 1.00 for a new period of four consecutive fiscal quarters (with the understanding that any Permitted Acquisition occurring during such fiscal quarter would be required to comply with the 3.50 to 1.00 ratio).
6A(2).    Interest Coverage Ratio. The Company covenants that it will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter to be less than 3.00 to 1.00; provided, however, that, in connection with any Permitted Acquisition for which the purchase consideration equals or exceeds $200,000,000, the minimum Interest Coverage Ratio, with prior notice to the holders of the Notes, shall decrease to 2.50 to 1.00 for the four fiscal quarter period beginning with the quarter in which such Permitted Acquisition occurs, so long as (i) the Company is in pro forma compliance herewith at such 2.50 to 1.00 level before and after giving effect to such Permitted Acquisition and (ii) after any such Permitted Acquisition that results in a decrease to the 2.50 to 1.00 level, the Interest Coverage Ratio permitted under this paragraph 6A(2) shall increase to 3.00 to 1.00 for at least one fiscal quarter before becoming eligible to again decrease to 2.50 to 1.00 for a new period of four consecutive fiscal quarters (with the understanding that any Permitted Acquisition occurring during such fiscal quarter would be required to comply with the 3.00 to 1.00 ratio).
6B.    Merger. The Company covenants that it will not, and will not permit any Subsidiary to, merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, that:
(i)    any Subsidiary may be merged with or liquidated into the Company (if the Company is the surviving corporation) or any other Wholly-Owned Subsidiary; and
(ii)    any Subsidiary may be merged with any other Person in the conduct of a Permitted Acquisition, provided that the resulting Person is a Subsidiary, or in the conduct of a disposition of such Subsidiary permitted under paragraph 6C of this Agreement.
6C.    Sale of Assets. The Company covenants that it will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise convey any of its assets except for:
(i)    sales, leases and other dispositions of assets in the ordinary course of business;
(ii)    sales and other dispositions of equipment that is obsolete or not otherwise useful in the business of the Company or its Subsidiaries;
(iii)    sales and other dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment of equivalent value, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;
(iv)    sales or other transfers by a Subsidiary to the Company or another Wholly-Owned Subsidiary;
(v)    sale and leaseback transactions not otherwise prohibited hereby;
(vi)    the endorsement of accounts receivable by Graco K.K. in the ordinary course of business; and
(vii)    sales of assets of the Company or any Subsidiary or the Ownership Interests of any Subsidiary during any fiscal year the aggregate book value (net of reserves) for all such sales of which (determined, with respect to any such sale, in accordance with GAAP as of the end of the fiscal quarter or fiscal year most recently completed prior to the date of such sale for which financial statements have been delivered under clause (i) or (ii) of paragraph 5A hereof) does not exceed 10% of Consolidated Assets as of the end of the prior fiscal year (or, if financial statements for such prior fiscal year have not yet been delivered under paragraph 5A(i) hereof, the fiscal year immediately preceding such prior fiscal year).
6D.    Liens. The Company covenants that it will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
(i)    Liens for taxes, assessments or other governmental levies or charges which are not yet due or which are being contested in good faith by the Company or any Subsidiary for which adequate reserves have been taken in accordance with GAAP;
(ii)    statutory Liens of landlords and Liens of carriers, contractors, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or that are being contested in good faith by the Company or any Subsidiary and for which adequate reserves have been taken in accordance with GAAP;
(iii)    Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business (a) in connection with workers’ compensation, unemployment insurance, old age benefit and other types of social security, (b) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capitalized Leases), performance bonds, purchase, construction or sales contracts and other similar obligations or (c) otherwise to satisfy statutory or legal obligations; provided, that in each such case such Liens (1) were not incurred or made in connection with the incurrence or maintenance of Indebtedness, the borrowing of money or the obtaining of advances or credit, and (2) do not, in the aggregate, materially detract from the value of the property or assets so encumbered or materially impair the use thereof in the operation of the business of the Company or such Subsidiary;
(iv)    any attachment or judgment Lien in connection with a judgment not constituting an Event of Default under paragraph 7A(xii);
(v)    Liens incidental to the conduct of the business of the Company or any Subsidiary or the ownership of any property or assets of the Company or any Subsidiary that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not, in the aggregate, materially detract from the value of the property or assets so encumbered or materially impair the use thereof in the operation of the business of the Company or such Subsidiary;
(vi)    Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or a Wholly-Owned Subsidiary;

(vii)    Liens in existence on the date of this Agreement as set forth on Schedule 6D hereto, provided that, on and after the initial Closing Day, the Existing Pledge Agreements shall be deemed to be excluded from such Schedule;
(viii)    any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of tangible property (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after the date of this Agreement, provided that
(a)    any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed,
(b)    the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to the lesser of (1) the cost to the Company or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (2) the fair market value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction, and
(c)    any such Lien shall be created contemporaneously with, or within 360 days after, the acquisition or construction of such property;
(ix)    any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (a) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person becoming a Subsidiary or such acquisition of property, and (b) each such Lien shall extend solely to the item or items of property so acquired;
(x)    Permitted Foreign Stock Pledges;
(xi)    any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (vii), (viii) and (ix) of this paragraph 6(D), provided that (a) no additional property shall be encumbered by such Liens, and (b) the unpaid principal amount of the Indebtedness or other obligations secured thereby are not increased; and
(xii)    Liens other than those described in clauses (i)-(xi) above that secure Indebtedness, provided that the Company is in compliance with paragraph 6F, provided, however, that (except as provided in clause (x)) the Company will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Lien, in, of or on any assets or property under this clause (xii) to secure any Indebtedness under any Primary Credit Facility at any time unless (1) the Notes are secured by a Lien on such assets or property on a pari passu basis with any such Indebtedness pursuant to documentation reasonably satisfactory in form and substance to the Required Holders, and (2) all of the holders of such Indebtedness shall have entered into an intercreditor agreement with the holders of the Notes in form and substance satisfactory to the Required Holders.
6E.    Subsidiary Indebtedness. The Company covenants that it will not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except

(i)    Indebtedness of any Subsidiary to the Company or to a Wholly-Owned Subsidiary; and

(ii)    other Indebtedness of any Subsidiary, provided that the Company is in compliance with paragraph 6F.

6F.    Priority Debt. The Company covenants that it will not permit Priority Debt to exceed 25% of Consolidated Net Worth at any time.

6G.    Change in Nature of Business. The Company covenants that it will not, and will not permit any Subsidiary to, make any material change in the nature of the core business of the Company and its Subsidiaries, as carried on at the date of this Agreement.

6H.    Other Agreements. The Company covenants that it will not, and will not permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the holders of the Notes which would be violated or breached by the Company’s performance of its obligations under the Transaction Documents.

6I.    Investments. The Company covenants that it will not, and will not permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

(i)    Investments outstanding on the date of this Agreement and listed on Schedule 6I;
(ii)    travel advances to officers and employees in the ordinary course of business;
(iii)    Investments complying with the Investment Policies;
(iv)    extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;
(v)    Ownership Interests, obligations or other securities received in settlement of claims arising in the ordinary course of business;
(vi)    Investments in Subsidiaries by the Company and other Subsidiaries not involving an acquisition after the date of this Agreement of the assets or Ownership Interests of a Person that is not a Subsidiary;
(vii)    Permitted Acquisitions;

(viii)    Arrangements giving rise to Rate Hedging Obligations, and other foreign exchange, interest or other hedging arrangements, so long as each such arrangement is entered into in connection with bona fide hedging operations and not for speculation; and
(ix)    any other Investments, if the aggregate costs thereof, net of any returns with respect thereto, do not exceed $50,000,000 for all such Investments in the aggregate at any time.
6J.    Material Subsidiaries. The Company covenants that it will not, and will not permit any Subsidiary to, fail to comply with the terms, conditions and requirements of the definition of “Material Subsidiaries” in paragraph 10B.

6K.    Related Party Transactions. The Company covenants that it will not, and will not permit any Subsidiary to, enter into, or otherwise be a party to, directly or indirectly, any transaction (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Related Party, except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and on fair and reasonable terms not materially less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s length transaction with a Person not a Related Party.
6L.    Most Favored Lender.
(i)    If the Company or any Subsidiary (a) amends, restates or otherwise modifies any Primary Credit Facility or (b) otherwise enters into, assumes or otherwise becomes bound or obligated under any Primary Credit Facility, which includes one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company, any Subsidiary, New York Life or any of the holders of the Notes, be deemed to be amended automatically and immediately to include each Additional Covenant and each Additional Default contained in such agreement (subject to clause (ii) below) and the Company shall provide written notice of such event to New York Life and the holders of the Notes providing a fully executed copy of the Primary Credit Facility containing such Additional Covenant and Additional Default promptly upon becoming bound or obligated thereby. Upon written request of the Company or the Required Holders, the Company, New York Life and the holders of the Notes shall promptly execute and deliver at the Company’s expense (including the fees and expenses of counsel for New York Life and the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Company, New York Life and the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6L, but shall merely be for the convenience of the parties hereto.
(ii)    If after the time this Agreement is amended pursuant to paragraph 6L(i) to include in this Agreement any Additional Covenant or Additional Default in any Primary Credit Facility and such Additional Covenant or Additional Default ceases to be in effect under such Primary Credit Facility or is amended by the requisite lenders under such Primary

Credit Facility so as to be less restrictive with respect to the Company and its Subsidiaries, then, upon written request of the Company, New York Life and the holders of the Notes will release or similarly amend, as the case may be, such Additional Covenant or Additional Default as in effect in this Agreement, provided that (a) no Default or Event of Default shall be in existence, and (b) if any waiver or similar fees were paid or other concession given to any lender under such Primary Credit Facility with respect to causing such Additional Covenant or Additional Default to cease to be in effect or to be so amended, then the Company shall have paid or given to the holders of the Notes the same fees or other concessions on a pro rata basis in proportion to the relative outstanding principal amounts of the Notes and the principal amount of the Indebtedness outstanding under such Primary Credit Facility (plus, in the case of a revolving credit facility, the aggregate principal amount of additional loans that the lenders are legally committed to fund thereunder). Notwithstanding the foregoing, no release or amendment to this Agreement pursuant to this paragraph 6L(ii) as the result of any Additional Covenant or Additional Default in any Primary Credit Facility ceasing to be in effect or being amended shall cause the covenants or Events of Default in this Agreement to be less restrictive than the covenants or Events of Default as contained in this Agreement as amended as provided herein other than by the amendment to this Agreement under paragraph 6L(i) originally caused by such Additional Covenant or Additional Default.
6M.    Economic Sanctions, Etc. The Company covenants that it will not, and will not permit any Controlled Entity to (i) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (ii) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (a) would cause any Purchaser or holder of the Notes or any affiliate of such Purchaser or holder of the Notes to be in violation of, or subject to sanctions under, any law or regulation applicable to such Purchaser or holder, or (b) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws, except, in the case of this clause (b), as would not reasonably be expected to be material to the Company and its Subsidiaries.
7.    EVENTS OF DEFAULT.
7A.    Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):
(i)    the Company defaults in the payment of any principal of, or any Yield-Maintenance Amount, Prepayment Premium or Breakage Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or
(ii)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the date due; or

(iii)    the Company or any Material Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Material Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Material Subsidiary) prior to any stated maturity, provided that, the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Material Subsidiary) shall occur and be continuing exceeds $25,000,000; or
(iv)    (a) any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false or misleading in any material respect on the date as of which made or (b) any representation or warranty made by any Guarantor herein or by any Guarantor or any of its officers in any writing furnished in connection with or pursuant to its Guaranty Agreement shall be false or misleading in any material respect on the date as of which made; or
(v)    the Company fails to perform or observe any agreement contained in paragraph 4E, the last sentence of the last paragraph of paragraph 5A or paragraph 6; or
(vi)    the Company or any Guarantor fails to perform or observe any agreement, term or condition contained herein (other than those referred to in paragraphs 7A(i), (ii) and (v)) or in a Guaranty Agreement and such failure shall not be remedied within 30 days after the earlier of (a) a Responsible Employee obtaining actual knowledge of such failure or (b) notice of such failure being given to the Company by any holder of any Note; or
(vii)    the Company or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or
(viii)    any decree or order for relief in respect of the Company or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or
(ix)    the Company or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Material Subsidiary, or of any substantial part of the assets of the Company or any Material Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Material Subsidiary) relating to the Company or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or
(x)    any such petition or application described in clause (ix) of this paragraph 7A is filed, or any such case or proceedings described in clause (ix) of this paragraph 7A are commenced, against the Company or any Material Subsidiary and the Company or such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(xi)    any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(xii)    one or more final judgments or orders in an aggregate amount in excess of $25,000,000 is rendered against the Company or any Material Subsidiary, including any final order enforcing a binding arbitration decision, and either (a) enforcement proceedings have been commenced by any creditor upon any such judgment or (b) within 60 days after entry thereof, any such judgment or order is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment or order is not discharged; or
(xiii)    occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien under Title IV of ERISA; or
(xiv)    except as contemplated by paragraph 11V hereof, any Transaction Document shall not be, or shall cease to be, binding on the Company or any Guarantor (as applicable), enforceable against the Company or such Guarantor in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to general principles of equity, or any Guarantor shall disavow, cancel or terminate, or attempt to disavow, cancel or terminate, any Guaranty Agreement;
then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable together with interest accrued thereon and, in the case of Fixed Rate Notes, the applicable Yield-Maintenance Amount, if any, and, in the case of Floating Rate Notes, the applicable Prepayment Premium, if any, and Breakage Amount, if any, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and, in the case of Fixed Rate Notes, the applicable Yield-Maintenance Amount, if any, and, in the case of Floating Rate Notes, the applicable Prepayment Premium, if any, and Breakage Amount, if any, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company and the Facility shall automatically terminate, and (c) if such event is not an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Required Holders may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and, in the case of Fixed Rate Notes, the applicable Yield-Maintenance Amount, if any, and, in the case of Floating Rate Notes, the applicable Prepayment Premium, if any, and Breakage Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and New York Life may, at its sole option, by notice to the Company terminate the Facility. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount or Prepayment Premium and Breakage Amount by the Company in the event the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.
7B.    Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holders may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of, Yield-Maintenance Amount, if any, Prepayment Premium, if any, and Breakage Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal, Yield-Maintenance Amount, Prepayment Premium and Breakage Amount at the applicable Default Rate, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.
7C.    Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to New York Life and the holder of each Note at the time outstanding.
7D.    Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such

Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.
8.    REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:
8A(1).    Organization; Subsidiary Preferred Stock    . The Company is a corporation duly organized and existing in good standing under the laws of the State of Minnesota and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. The Company and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by the Company or a Wholly-Owned Subsidiary. No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement and customary limitations imposed by corporate or limited liability company law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make other distributions of profits to the Company or any of its other Subsidiaries that owns outstanding shares of capital stock or other equity interests of such Subsidiary. Schedule 8A(1) hereto (as such Schedule may be updated pursuant to the relevant Request for Purchase) sets forth a complete list of all Subsidiaries of the Company (except for any Subsidiary that conducts no operations and has no assets), the holders of the Ownership Interests in each such Subsidiary and whether or not such Subsidiary is liable under a Contingent Obligation with respect to, as a co-borrower or co-obligor of, any Indebtedness under any Primary Credit Facility.
8A(2).    Power and Authority    . The Company and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and the Notes. The execution, delivery and performance of this Agreement and the Notes have been duly authorized by all requisite corporate action on the part of the Company, and this Agreement and the Notes have been duly executed and delivered by authorized officers of the Company and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’

rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
8B.    Financial Statements. The Company has filed with the Securities and Exchange Commission the following financial statements: (a) a consolidated balance sheet of the Company and its Subsidiaries as of the last day of each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 75 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for each such fiscal year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing selected by the Company and acceptable to the Required Holders and (b) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period, if any, most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, shareholders’ equity and cash flows for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, shareholders’ equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole since the date of the most recent audited financial statements referred to in this paragraph 8B.
8C.    Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect.
8D.    Outstanding Indebtedness. Schedule 8D hereto (as such Schedule may be updated pursuant to the relevant Request for Purchase) sets forth a complete list of all outstanding Indebtedness for borrowed money of the Company and its Subsidiaries as of December 27, 2019 (or as of the date set forth in such updated Schedule) (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness that would constitute a breach of paragraph 6F. There exists no default under the provisions of any instrument evidencing any material Indebtedness of the Company and its Subsidiaries or under agreement relating thereto.
8E.    Title to Properties. The Company has, and each of its Subsidiaries has, good and sufficient title to its real properties (other than properties which it leases) and good title to all of its other properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business or as otherwise permitted hereunder), subject to no Lien of any kind except Liens not prohibited hereby, and subject to defects in title that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All leases necessary in any material respect for the conduct of the respective business of the Company and its Subsidiaries are valid and subsisting and are in full force and effect in all material respects.
8F.    Taxes. The Company has, and each of its Subsidiaries has, filed all federal, state and other income tax returns which, to the knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.
8G.    Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter, by-law, limited liability company operating agreement, partnership agreement or other corporate, limited liability company or partnership restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter, by-laws, limited liability company operating agreement or partnership agreement of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with shareholders, members or partners), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter, by-laws, limited liability company operating agreement or partnership agreement) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule may be updated pursuant to the relevant Request for Purchase).
8H.    Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes, any Guaranty Agreement or any similar security for sale to, or solicited any offers to buy the Notes, any Guaranty Agreement or any similar security from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional

Investors (including the Purchasers, each of which has been offered the Notes in connection with a private sale for investment), and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes or the issuance and delivery of any Guaranty Agreement to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.
8I.    Use of Proceeds. The aggregate market value of all margin stock as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”) owned by the Company and its Subsidiaries does not exceed 25% of the aggregate value of the assets thereof, as determined by any reasonable method. The proceeds of sale of the Notes will be used for general corporate purposes (which purposes may include the funding of Permitted Acquisitions). None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute the sale or purchase of any Notes a “purpose credit” within the meaning of such Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any Note to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.
8J.    Compliance with ERISA.
(i)    No event, transaction or condition has occurred or exists with respect to any Plan that could reasonably be expected to result in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA, other than such Liens as would not be individually or in the aggregate Material.
(ii)    Either (a) no Plan is in “at-risk status” (within the meaning of section 430(i)(4) of the Code), or (b) the aggregate present value of the liabilities of all Plans that are in at-risk status do not exceed the aggregate value of the assets of all Plans that are in at-risk status by more than $50,000,000 (with liabilities and assets valued in the manner used to determine the funding target attainment percentage under section 430 of the Code (disregarding the special rules contained in section 430(i)(1)(B)). The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than $50,000,000 (or the equivalent amount in the relevant currencies of payment).
(iii)    The Company and its ERISA Affiliates do not have (a) any unsatisfied withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (b)

any unsatisfied obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.
(iv)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(v)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this paragraph 8J(v) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in paragraph 9B as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(vi)    All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
8K.    Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the applicable Closing Day with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.
8L.    Compliance with Environmental and Other Laws. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local, foreign and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including, without limitation, those relating to protection of the environment except, in any such case, where failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
8M.    Regulatory Status. Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, (ii) a “holding company” or a “subsidiary company” or an

“affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005 or (iii) a “public utility” within the meaning of the Federal Power Act. Neither the Company nor any Subsidiary is subject to regulation as a “public utility” (or any analogous term) under any state or local law or subject to regulation under the ICC Termination Act of 1995.
8N.    Permits and Other Operating Rights. The Company and each Subsidiary have all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company or any Subsidiary or any of its properties, as are necessary for the ownership, operation and maintenance of its businesses and properties, as presently conducted and as proposed to be conducted while the Notes are outstanding, subject to exceptions and deficiencies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company, any Subsidiary or any of its properties are free from restrictions or conditions which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary is in violation of any thereof in any material respect.
8O.    Rule 144A. No Series of Notes are of the same class as securities of the Company, if any, listed on a national securities exchange, registered under section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
8P.    Absence of Financing Statements, Etc. Except with respect to Liens not prohibited hereby and any financing statements incorrectly filed against the Company, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.
8Q.    Foreign Assets Control Regulations, Etc.
(i)    Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(ii)    Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(iii)    No part of the proceeds from the sale of the Notes hereunder:

(a)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (1) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (2) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (3) otherwise in violation of any U.S. Economic Sanctions Laws;
(b)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(c)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(iv)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
8R.    Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to New York Life or any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which made. There is no fact or facts peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now reasonably foresee), individually or in the aggregate, reasonably be expected to materially adversely affect the business, property or assets, or financial condition of the Company or any of its Subsidiaries and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to New York Life and each Purchaser by or on behalf of the Company prior to the date of this Agreement (in the case of the making of this representation upon the signing of this Agreement) or prior to the day the Quotation for a Series of Notes was provided by New York Life (in the case of making this representation in connection with the issuance of a Series of Notes) in connection with the transactions contemplated hereby. Any financial projections delivered to New York Life or any Purchaser was, on or as of the dates on which such projections were made available, reasonable based on the assumptions stated therein and the best information available to the officers of the Company, it being recognized by New York Life and such Purchaser that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. The Company has delivered to New York Life a correct and complete copy of each Primary Credit Facility in effect as of the date of this Agreement.
9.    REPRESENTATIONS OF EACH PURCHASER. Each Purchaser severally represents as follows:

9A.    Nature of Purchase.    Such Purchaser is not acquiring the Notes to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control. Such Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
9B.    Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(i)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(ii)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(iii)    the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(iv)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (a) the identity of such QPAM and (b) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or
(v)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or
(vi)    the Source is a governmental plan; or
(vii)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or
(viii)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
9C.    Accredited Investor. Each Purchaser is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser has had the opportunity to ask questions of the Company and receive answers concerning the terms and conditions of the sale of the Notes to be purchased by it.

10.    DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.
10A.    Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Fixed Rate Note, the principal of such Fixed Rate Note that is to be prepaid pursuant to paragraph 4B or paragraph 4E or has become or is declared to be due and payable pursuant to paragraph 7A, as the context requires.
“Discounted Value” shall mean, with respect to the Called Principal of any Fixed Rate Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the applicable Fixed Rate Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” shall mean, with respect to the Called Principal of any Fixed Rate Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (a) closest to and greater than such Remaining Average Life and (b) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Fixed Rate Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” shall mean, with respect to the Called Principal of any Fixed Rate Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Fixed Rate Note.
“Remaining Average Life” shall mean, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Fixed Rate Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the applicable Fixed Rate Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to paragraph 4B, paragraph 4E or paragraph 7A.
“Settlement Date” shall mean, with respect to the Called Principal of any Fixed Rate Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or paragraph 4E or has become or is declared to be due and payable pursuant to paragraph 7A, as the context requires.
“Yield-Maintenance Amount” shall mean, with respect to any Fixed Rate Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Fixed Rate Note over the amount of such Called Principal, provided that the Yield-Maintenance Amount may in no event be less than zero.
10B.    Other Terms.
“Acceptance” shall have the meaning given in paragraph 2A(6) hereof.
“Acceptance Day” shall have the meaning given in paragraph 2A(6) hereof.
“Acceptance Window” shall have the meaning given in paragraph 2A(6) hereof.
“Accepted Note” shall have the meaning given in paragraph 2A(6) hereof.
“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraphs 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the lender under any Primary Credit Facility (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in paragraphs 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.
“Additional Default” shall mean any provision contained in any agreement with respect to any Primary Credit Facility which permits the holders of such Indebtedness to accelerate

(with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase the Indebtedness thereunder prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the lender under any Primary Credit Facility (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.
“Affiliate” shall mean (i) with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with, such first Person, except a Subsidiary of the Company shall not be an Affiliate of the Company, and (ii) with respect to any Purchaser, shall include any managed account, investment fund or other vehicle for which such Purchaser or any Affiliate of such Purchaser then acts as investment advisor or portfolio manager.
“Anti-Corruption Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Authorized Officer” shall mean any of the director of treasury, the chief financial officer, and the cash and risk manager.
“Available Facility Amount” shall have the meaning given in paragraph 2A(1) hereof.
“Bankruptcy Law” shall have the meaning given in clause (viii) of paragraph 7A.
“Blocked Person” shall mean (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).
“Breakage Amount” shall mean any loss, cost or expense reasonably incurred by (i) any Purchaser of a Floating Rate Note as a result of the cancellation of the closing of the purchase and sale of such Floating Rate Note or (ii) any holder of a Floating Rate Note as a result of any payment or prepayment of such Floating Rate Note on a day other than an Interest Payment Date or the Final Maturity Date thereof (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), including, without limitation, any loss or expense arising from the liquidation or reemployment of funds obtained by such Purchaser or holder or from fees payable to terminate the deposits from which such funds were obtained. Each Purchaser or holder shall determine the Breakage Amount with respect to the principal amount of the Floating Rate Notes that were to be purchased by it, or its Floating Rate Notes then being paid or prepaid (or required to be paid or prepaid), as the case may be, and shall set forth such determination in reasonable detail by written notice to the Company on the day immediately following the Cancellation Date in the case of any cancellation of the closing of the purchase and sale pursuant to paragraph 2A(9)(ii) or not less than one Business Day prior to the date of prepayment in the case of any prepayment pursuant to paragraph 4E or any purchase pursuant to paragraph 4F or any payment required by paragraph 7A. Each such determination shall be conclusive absent manifest error.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Cancellation Date” shall have the meaning given in paragraph 2A(9)(iii) hereof.
“Cancellation Fee” shall have the meaning given in paragraph 2A(9)(iii) hereof.
“Capitalized Lease” shall mean any lease the obligations of the lessee under which constitute Capitalized Lease Obligations.
“Capitalized Lease Obligation” shall mean any rental obligation which, under generally accepted accounting principles, would be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.
“Cash Flow Leverage Ratio” shall mean, as of the end of any fiscal quarter of the Company, the ratio of consolidated Indebtedness of the Company and its Subsidiaries as of the end of such fiscal quarter to EBITDA for the period of four fiscal quarters ending with such fiscal quarter.
“Change of Control” shall mean:
(i)    either (a) the acquisition by any “person” or “group” (as those terms are used in sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Company or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of beneficial ownership (as defined in Rules 13d-3 and 13d-4 of the Securities and Exchange Commission, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the voting power of the then-outstanding voting capital stock of the Company; or (b) a change in the composition of the board of directors of the Company such that continuing directors cease to constitute more than 50% of such board of directors. As used in this definition, “continuing directors” shall mean, as of any date, (1) those members of the board of directors of the Company who assumed office prior to such date, and (2) those members of the board of directors of the Company who assumed office after such date and whose appointment or nomination for election by the Company’s shareholders was approved by a vote of at least 50% of the directors of the Company in office immediately prior to such appointment or nomination; or
(ii)    a “change of control” or any similar event shall occur under, and as defined in documents pertaining to, any Indebtedness in excess of $10,000,000 in the aggregate (other than the Notes) of the Company or any Material Subsidiary.
“Closing Day” shall mean, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2A(8), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2A(9)(ii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.
“Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time in effect.
“Company” shall have the meaning given in the introductory paragraph hereof.
“Competitor” shall mean any Person principally engaged in the manufacture or sale of equipment for handling fluids or semi-solids; provided, however, that the term “Competitor” shall not include any Institutional Investor.
“Confidential Information” shall have the meaning given in paragraph 11F hereof.
“Confirmation of Acceptance” shall have the meaning given in paragraph 2A(6) hereof.
“Confirmation of Guaranty Agreement” shall have the meaning given in paragraph 3A(ii).
“Consolidated Assets” shall mean the book value of the assets, net of reserves, of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but after giving effect, without duplication, to the elimination of the asset component of minority interests, if any in such Subsidiaries).
“Consolidated Net Worth” shall mean at any time the total amount of shareholders’ equity of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Contingent Obligation” shall mean, with respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (ii) to purchase property, securities, Ownership Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (iv) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business, and shall not include earn-outs in connection with Permitted Acquisitions and other acquisitions not prohibited hereby.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” shall mean (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.
“Credit Agreement” shall mean that certain Credit Agreement dated as of May 23, 2011, among the Company, the Borrowing Subsidiaries defined therein, the Banks named therein, U.S. Bank National Association, as Administrative Agent, and JPMorgan Chase Bank N.A., as Syndication Agent, as amended by First Amendment thereof dated March 27, 2012, Omnibus Amendment thereof dated June 26, 2014, Third Amendment thereof dated December 15, 2016 and Fourth Amendment thereof dated May 23, 2017, and as such agreement is further amended, restated, supplemented or otherwise modified or extended, renewed or refinanced from time to time.
“Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.
“Default Rate” with respect to any Note shall have the meaning given in such Note.
“Delayed Delivery Fee” shall have the meaning given in paragraph 2A(9)(ii) hereof.
“Domestic Subsidiary” shall mean a Subsidiary organized under the laws of the United States, one of the States of the United States or the District of Columbia.
“EBITDA” shall mean, for any period of determination, the consolidated net income of the Company and its Subsidiaries, plus, to the extent subtracted in determining consolidated net income and without duplication, (i) Interest Expense, (ii) depreciation, (iii) amortization, (iv) income tax expense, (v) extraordinary, non-operating or noncash charges and expenses (including but not limited to non-cash stock compensation expense, non-cash pension expense, workforce reduction or other restructuring charges, and transaction costs, fees and charges incurred in connection with the acquisition of any substantial portion of the Ownership Interests or assets of, or a line of business or division of, another Person, including any merger or consolidation with such other Person), minus (a) the aggregate amount of extraordinary, non-operating or non-cash gains and income (including, without limitation, extraordinary or nonrecurring gains, gains from the discontinuance of operations and gains arising from the sale of assets other than inventory) and (b) required cash contributions to pension plans, all as determined in accordance with GAAP. For purposes of calculating EBITDA, with respect to any period of determination, (i) Permitted Acquisitions that have been made by the Company and its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the period of determination shall be deemed to have occurred on the first day of the period of determination; provided that only the actual historical results of operations of the Persons so acquired, without adjustment for pro forma expense savings or revenue increases, shall be used for such calculation; and provided, further, that the EBITDA of the Person so acquired attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the end of such period of determination, shall be excluded, and (ii) dispositions that have been made by the Company and its Subsidiaries during the period of determination shall be deemed to have occurred on the first day of the period of determination; provided that the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such disposition for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period.
“Electronic Delivery” shall have the meaning given in clause (i) of paragraph 5A(i) hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.
“ERISA Event” shall mean one of the following that, alone or together with any other event described in clauses (i) through (x) that have occurred, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien under Title IV of ERISA: (i) the institution by the Company or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Company or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, if such contribution or such liability or obligation would constitute a Material Adverse Effect, (ii) the institution by the PBGC of steps to terminate any Plan, (iii) the Company or any ERISA Affiliate fails to make a contribution payment to a Plan on or before the applicable due date which could result in the imposition of a Lien under section 430(k) of the Code or section 303(k) of ERISA, (iv) the occurrence of any Reportable Event, (v) the failure of any Plan to satisfy the “minimum funding standard”, as defined in section 412(a) of the Code or section 302(a) of ERISA for a plan year, whether or not waived, (vi) the filing pursuant to section 412(c) of the Code or section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (vii) the incurrence by the Company or any ERISA Affiliates of any withdrawal liability under ERISA, or the receipt by the Company or any ERISA Affiliate of any notice that a multiemployer plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (viii) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities by more than $50,000,000 (or the equivalent amount in the relevant currencies of payment), (ix) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (x) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans.
“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Existing Note Agreement” shall mean that certain Note Agreement dated as of March 11, 2011 among the Company and the purchasers named therein, as amended by Amendment No. 1 thereto dated March 23, 2011, Amendment and Restatement of Amendment No.1 thereto dated March 27, 2012, Amendment No. 2 thereto dated June 26, 2014, Amendment No. 3 thereto dated December 15, 2016, Amendment No. 4 thereto dated May 23, 2017 and as such agreement is further amended, restated, supplemented or otherwise modified or extended, renewed or refinanced from time to time.
“Existing Pledge Agreements” shall mean (i) the Pledge Agreement dated as of May 23, 2011 between the Company and U.S. Bank National Association, as the collateral agent appointed under the Intercreditor Agreement, as amended by Amendment No. 1 dated as of August 15, 2011, Amendment No. 2 dated as of April 2, 2012, and Amendment No. 3 dated as of April 13, 2012, and as such agreement is further amended, restated, supplemented or otherwise modified from time to time and (ii) any other pledge agreement entered in by the Company or a Subsidiary after the date of this Agreement providing a security interest in Ownership Interests of a Subsidiary as security for any Indebtedness under a Primary Credit Facility, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Facility” shall have the meaning given in paragraph 2A(1) hereof.
“Final Maturity Date” for any Note shall have the meaning given in such Note.
“First-Tier Foreign Subsidiary” shall mean a Foreign Subsidiary, the stock or other Ownership Interests of which are held by the Company or by a Domestic Subsidiary.

“Fixed Rate Note” shall mean any Shelf Note bearing a fixed interest rate.
“Floating Interest Rate” shall mean, with respect to any Interest Period of a Note that bears a floating interest rate, the sum of the Floating Rate Note Margin for such Note plus LIBOR for such Interest Period.
“Floating Rate Note Margin” shall mean with respect to any Floating Rate Note, the margin specified for such Note in the relevant Confirmation of Acceptance.
“Floating Rate Note” shall mean any Shelf Note bearing a floating interest rate.
“Foreign Subsidiary” shall mean a Subsidiary other than a Domestic Subsidiary.
“Governmental Authority” shall mean
(i)    the government of
(a)    the United States or any state or other political subdivision thereof, or
(b)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(ii)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” shall mean any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guarantor” shall mean any Subsidiary that is a party to a Guaranty Agreement as of the initial Closing Day and each other Person which delivers a Guaranty Agreement or a joinder to a Guaranty Agreement pursuant to paragraph 5K hereof, together with the respective successors and assignee of each of the foregoing entities.
“Guaranty Agreement” and “Guaranty Agreements” shall have the meanings given in paragraph 3A(ii) hereof.
“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by New York Life) most closely matches the duration of such Accepted Note.
“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Indebtedness” shall mean, with respect to any Person at the time of any determination, without duplication: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid or accrued, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business and except earn-outs and similar obligations, (vi) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Capitalized Lease Obligations of such Person, (viii) all Rate Hedging Obligations of such Person, (ix) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, except for letters of credit or bankers’ acceptances supporting the purchase or sale of goods in the ordinary course of business, (x) all Indebtedness of any partnership or joint venture as to which such Person is or may become personally liable, (xi) all obligations of such Person under any Ownership Interests issued by such Person which cease to be considered Ownership Interests in such Person, and (xii) all Contingent Obligations (except for letters of credit, bankers’ acceptances, performance bonds and similar instruments supporting the purchase or sale of goods in the ordinary course of business) of such Person. Non-recourse Indebtedness of such Person shall be deemed Indebtedness, but only to the extent of the lower of the book value of such Indebtedness or the fair market value of the property securing such Indebtedness. In no event shall obligations under operating leases (as determined by GAAP as in effect on the date of this Agreement, without regard to any change to FASB ASC 840) be deemed Indebtedness.
“INHAM Exemption” shall have the meaning given in paragraph 9B(v) hereof.
“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “Qualified Institutional Buyer” or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).
“Intercreditor Agreement” shall mean that certain Intercreditor and Collateral Agency Agreement, dated as of May 23, 2011, by and among U.S. Bank National Association, as the administrative agent under the Credit Agreement, U.S. Bank National Association, as the collateral agent appointed pursuant to the terms and conditions thereof, and the holders of the Notes, as such agreement is amended, restated, modified or supplemented from time to time.
“Interest Coverage Ratio” shall mean the ratio, calculated for each consecutive period of four fiscal quarters on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, of (a) EBITDA for such period, to (b) Interest Expense for such period.
“Interest Expense” shall mean, for any period of determination, the aggregate consolidated amount, without duplication, of interest expense determined in accordance with GAAP excluding amortization of financing fees to the extent included in interest expense but specifically including (i) all but the principal component of payments in respect of conditional sale contracts,

Capitalized Leases and other title retention agreements, (ii) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (iii) Rate Hedging Obligations, in each case determined in accordance with GAAP. Notwithstanding the foregoing, for the first four fiscal quarters following the consummation of a Material Acquisition, Interest Expense shall be adjusted, on a basis acceptable to the Required Holders, to give effect to any such acquisition as if it had occurred on the first day of the measurement period.
“Interest Payment Date” for each Floating Rate Note, shall mean the “Interest Payment Dates” set forth on such Note (but in all cases subject to paragraph 11K).
“Interest Period” shall mean, as to any Floating Rate Note, the period commencing on the date of issuance of such Floating Rate Note or on the last day of the immediately preceding Interest Period applicable thereto, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter, as specified for such Floating Rate Note in the relevant Confirmation of Acceptance; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the earlier of the last day of such Interest Period and the day on which the applicable Floating Rate Note is repaid or prepaid in full.
“Investment” shall mean the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Policies” shall mean the Company’s Excess Cash Balances & Investment Policy, effective as of October 1, 2010, copies of which have been furnished to New York Life and the Purchasers, without giving effect to any changes thereto unless such changes have been consented to in writing by the Required Holders.
“Issuance Fee” shall have the meaning given in paragraph 2A(9)(i) hereof.
“Issuance Period” shall have the meaning given in paragraph 2A(2) hereof.
“LIBOR” shall have the meaning, with respect to any Series of Floating Rate Note, given such term in the relevant Confirmation of Acceptance.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, minimum or compensating balance arrangement, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof (including Capitalized Leases), or any other type of preferential arrangement consisting of a property right granted for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.
“Material” shall mean material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries, taken as a whole.
“Material Acquisition” shall mean a Permitted Acquisition by the Company or a Subsidiary where total consideration for such acquisition exceeds $25,000,000.
“Material Adverse Effect” shall mean a (i) material adverse effect on the business, assets, liabilities, operations, or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (ii) impairment of the Company’s or any Guarantor’s ability to perform any of its material obligations under this Agreement, the Notes or any other Transaction Document to which it is a party or (iii) material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Notes under this Agreement, the Notes or any other Transaction Document.
“Material Subsidiary” shall mean any Subsidiary designated as such by the Company to the holders of the Notes from time to time, provided, that if, upon delivery of the annual or quarterly consolidated financial statements of the Company under paragraph 5A(i) or (ii), the book value (net of reserves) of the assets of all Subsidiaries that are not Material Subsidiaries (determined based on the consolidated quarterly or annual balance sheet of the Company and its Subsidiaries, but after giving effect, without duplication, to the elimination of the asset component of minority interests, if any in such Subsidiaries) shall exceed 15% of Consolidated Assets as determined based on such quarterly or annual balance sheet, the Company shall promptly designate an additional Material Subsidiary or additional Material Subsidiaries so that, after giving effect to such designation, such requirement shall have been met. So long as (i) no Event of Default has occurred and is continuing, (ii) removal of the Material Subsidiary designation of a Subsidiary will not cause the book value of the assets of all Subsidiaries that are not Material Subsidiaries to exceed 15% of Consolidated Assets as of the date of such removal, and (iii) such Material Subsidiary is not a “Material Subsidiary” under the Credit Agreement (or the designation of such subsidiary as a “Material Subsidiary” is concurrently being removed), the Company may remove the Material Subsidiary designation of such Subsidiary. Solely for purposes of making any determination under this definition, the book value (net of reserves) of any First-Tier Foreign Subsidiary shall be determined on a combined basis with the book value (net of reserves) of each Second-Tier Foreign Subsidiary in which such First-Tier Foreign Subsidiary directly or indirectly holds stock or other Ownership Interests, and the book value (net of reserves) of each Second-Tier Foreign Subsidiary shall in all other respects be disregarded. In no event shall any Second-Tier Foreign Subsidiary itself be deemed a Material Subsidiary.
“Maximum Floating Rate Sub-Facility Amount” shall have the meaning given in paragraph 2A(1) hereof.

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” shall mean the National Association of Insurance Commissioners.
“NAIC Annual Statement” shall have the meaning given in paragraph 9B(i) hereof.
“New York Life” shall have the meaning given in the introduction to this Agreement.
“New York Life Affiliate” shall mean (i) any corporation or other entity controlling, controlled by, or under common control with, New York Life, or (ii) any managed account or investment fund which is managed by New York Life or a New York Life Affiliate described in clause (i) of this definition. For purposes of this definition, the terms “control,” “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.
“Non-U.S. Plan” shall mean any plan, fund or other similar program that (i) is established or maintained outside the United States by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (ii) is not subject to ERISA or the Code.
“Notes” shall have the meaning given in paragraph 1 hereof.
“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents or its Treasurer.
“Ownership Interest” shall mean, for a Person that is (i) a corporation, its stock, (ii) a limited liability company, its membership interest and any other interest in profits, (iii) a limited or general partnership, its partnership interests (limited or general) or partnership (limited or general) accounts, or (iv) any other form of entity, the equivalent Ownership Interests of such Person.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.
“Permitted Acquisition” shall mean the acquisition by the Company or a Subsidiary of all or substantially all of the Ownership Interests or assets of any other Person (including by merger) or of all or substantially all of the assets of a division, business unit, product line or line of business of any other Person, provided that (i) following such acquisition, the Company shall be in compliance with paragraph 6G hereof, (ii) such acquisition shall occur at a time that no Event of Default shall have occurred and continued hereunder and no Event of Default shall result therefrom, (iii) if it is an acquisition of Ownership Interests and a new Material Subsidiary is thereby created, such Material Subsidiary shall become a Guarantor or the Company or Subsidiary that is the owner thereof shall have pledged the Ownership Interest thereof, if so required by paragraph 5K or paragraph 6D(x) or (xii) hereof, (iv) such acquisition shall be consummated on a non-hostile basis and shall have been approved by the board of directors (or similar governing body) of any Person acquired, and (v) in connection with any Permitted Acquisition for which the purchase consideration equals or exceeds $200,000,000, the Company shall have furnished to New York Life and the holders of the Notes a certificate signed by a Responsible Employee demonstrating in reasonable detail pro forma compliance with the financial covenants contained in paragraphs 6A(1), 6A(2) and 6J for the applicable calculation period, in each case, calculated as if such acquisition, including the consideration therefor, had been consummated on the first day of such period.
“Permitted Foreign Stock Pledge” shall mean any pledge of the stock of, or Ownership Interests in, any Foreign Subsidiary to secure Indebtedness under any Primary Credit Facility, provided that (i) the Notes are secured by a Lien on such stock or Ownership Interests on a pari passu basis with any such Indebtedness pursuant to documentation reasonably satisfactory in form and substance to the Required Holders, and (ii) all of the holders of such Indebtedness shall have entered into an intercreditor agreement with the holders of the Notes in form and substance satisfactory to New York Life and the Required Holders.
“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.
“Plan” shall mean any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) that is subject to Title IV of ERISA and that is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.
“Primary Credit Facility” shall mean (i) the Credit Agreement, (ii) any working capital facility of the Company providing for a revolving line of credit having a stated maximum outstanding amount greater than $20,000,000, (iii) the Existing Note Agreement and (iv) any private placement transaction for the issuance of notes entered into by the Company after the date of this Agreement. In no event shall the credit provided pursuant to this Agreement and the Notes be deemed a Primary Credit Facility.
“Prepayment Premium” shall mean, in connection with any prepayment pursuant to paragraph 4B or paragraph 4E or any purchase pursuant to paragraph 4F or any payment required by paragraph 7A of a Floating Rate Note, an amount equal to the percentage, if any, of the principal amount of such Note being prepaid, purchased or required to be paid specified as the “Prepayment Premium” in the relevant Confirmation of Acceptance.

“Priority Debt” shall mean, as of any date, the sum (without duplication) of (i) Indebtedness of the Company and its Subsidiaries secured by Liens (other than Permitted Foreign Stock Pledges), and (ii) Indebtedness of Subsidiaries (including, without limitation, Indebtedness consisting of Contingent Obligations with respect to Indebtedness of the Company), other than Indebtedness of any Subsidiary which is a Guarantor.
“PTE” shall have the meaning given in paragraph 9B(i) hereof.
“Purchasers” shall mean with respect to any Accepted Notes, the New York Life Affiliate(s), and their respective successors and assigns, which are purchasing such Accepted Notes.
“QPAM Exemption” shall have the meaning given in paragraph 9B(iv) hereof.
“Qualified Institutional Buyer” shall have the meaning specified in Rule 144A under the Securities Act.
“Quotation” shall have the meaning given in paragraph 2A(5) hereof.
“Rate Hedging Obligations” shall mean any and all obligations and exposure of the Company and its Subsidiaries under (i) any and all agreements, devices or arrangements designed to protect the Company or any Subsidiary from the fluctuations of interest rates or currencies, including interest rate or foreign exchange agreements, interest rate or currency cap or collar protection agreements, and interest rate and currency options, puts and warrants, determined on a net, mark-to-market basis, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.
“Related Party” shall mean (i) any officer or director of the Company or any Subsidiary, (ii) any Person directly or indirectly owning more than 5% of the outstanding shares of capital stock of the Company, (iii) any member of the immediate family of any Person described in clause (i) or (ii), or (iv) any Affiliate of the Company or any Affiliate of any Person described in clause (i), (ii) or (iii); provided, however, that the Company and any Subsidiary of the Company shall not be Related Parties.
“Reportable Event” shall mean a reportable event (as defined in section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Request for Purchase” has the meaning specified in paragraph 2A(4) hereof.
“Required Holders” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes or Series of Notes, as the context may require, from time to time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates). Unless otherwise specified, “Required Holders” shall refer to the holders of more than 50% of the outstanding aggregate principal amount of all the Notes.
“Rescheduled Closing Day” has the meaning specified in paragraph 2A(8).

“Responsible Employee” shall mean the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company or any other executive officer of the Company involved principally in its financial administration or its controllership function.
“Second-Tier Foreign Subsidiary” shall mean a Foreign Subsidiary other than a First-Tier Foreign Subsidiary.
“Securities Act” shall mean the Securities Act of 1933.
“Series” shall have the meaning given in paragraph 1 hereof.
“Shelf Notes” shall have the meaning given in paragraph 1 hereof.
“Significant Holder” shall mean (i) each Purchaser, so long as such Purchaser or any of its Affiliates shall hold (or be committed under this Agreement to purchase) any Note, or (ii) any other Person which, together with its Affiliates, is the holder of at least 10% of the aggregate principal amount of the Notes of any Series from time to time outstanding.
“State Sanctions List” shall mean a list that is adopted by any state Governmental Authority within the United States pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Source” shall have the meaning given in paragraph 9B hereof.
“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“SVO” shall mean the Securities Valuation Office of the NAIC.
“Transaction Documents” shall mean this Agreement, the Notes, the Guaranty Agreement, each Confirmation of Guaranty Agreement, any pledge agreement evidencing a Permitted Foreign Stock Pledge and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.
“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“United States” and “U.S.” shall mean the United States of America.
“U.S. Economic Sanctions Laws” shall mean those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act and the Iran Sanctions Act and any other OFAC Sanctions Program.
“USA PATRIOT Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding capital stock or other equity interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of capital stock or other equity interests of such Subsidiary.
10C.    Accounting and Legal Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited consolidated financial statements referred to in clause (i) of paragraph 8B. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for purposes of determining compliance with the covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness (other than of the type described in clause (viii) of the definition thereof) using fair value (as permitted by Accounting Standards Codification 825‑10‑25 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
To the extent that any change in GAAP or the application thereof from the Company’s annual audited financial statements for the fiscal year ended December 28, 2018 affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Company and the Required Holders agree in writing on an adjustment to such computation or determination to account for such change in GAAP or the application thereof. In the instance of such change, the Required Holders and the Company shall negotiate in good faith to promptly agree to such adjustment.
Defined terms used herein shall apply equally to the singular and plural forms of the terms defined.
11.    MISCELLANEOUS.
11A.    Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on and any Yield-Maintenance Amount, Prepayment Premium and Breakage Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note or (ii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon the written request of the Company made concurrently with or reasonably promptly after the payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after such request, to the Company at its principal office.
11B.    Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save New York Life, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:
(i)    (a) all stamp and documentary taxes and similar charges, (b) costs of obtaining a private placement number from CUSIP Services Bureau for each Series of Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents not hired by New York Life or such Purchaser, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes;
(ii)    document production and duplication charges and the fees and expenses of any special counsel engaged by New York Life, such Purchaser or such Transferee in connection with (a) this Agreement and the transactions contemplated hereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;
(iii)    the costs and expenses, including attorneys’ and financial advisory fees, incurred by New York Life, such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of such Purchaser or such Transferee having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and
(iv)    any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.
The Company also will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the SVO in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with such SVO or any successor organization acceding to the authority thereof.
The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.
11C.    Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holders of the Notes of each Series except that, (i) without the written consent of the holder or holders of all Notes of a particular Series at the time outstanding, the Notes of such Series may not be amended or the provisions thereof waived to postpone the maturity thereof or the date of any scheduled payments, to reduce the principal thereof, or to reduce the rate, method of computation or time of payment of interest on or any Yield-Maintenance Amount, Prepayment Premium or Breakage Amount payable with respect to the Notes of such Series, or affect the time, amount or allocation of any prepayment, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) without the written consent of New York Life and subject to clause (iv) below, the provisions of paragraph 2A may not be amended or waived, and (iv) without the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series, no provision of paragraph 2A or paragraph 3 may be amended or waived insofar as such amendment or waiver would affect any rights or obligations of such Purchasers with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. For the avoidance of doubt, any action described in clause (i) or clause (iv) of the preceding sentence may be taken without the written consent of the Required Holders of all of the Notes, provided that the written consent of the parties specified in clause (i) or clause (iv), as the case may be, has been obtained. Each holder of any

Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. Without limiting the generality of the foregoing, no negotiations or discussions in which any holder of any Note may engage regarding any possible amendments, consents or waivers with respect to this Agreement or the Notes shall constitute a waiver of any Default or Event of Default, any term of this Agreement or any Note or any rights of any such holder under this Agreement or the Notes. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
11D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $500,000 except as may be necessary to (i) reflect any principal amount not evenly divisible by $500,000 or (ii) enable the registration of transfer by a holder of its entire holding of a Series of Notes; provided, however, that no such minimum denomination shall apply to Notes issued upon transfer by any holder of the Notes to any other entity or group of Affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall promptly, at its expense, execute and deliver one or more new Notes of the same Series and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of the same Series and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall promptly, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder of such Note is, or is a nominee for, an original Purchaser, a Qualified Institutional Buyer or an Affiliate of an original Purchaser or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of the same Series, in lieu of the lost, stolen, destroyed or mutilated Note. Notwithstanding the foregoing, so long as no Event of Default shall be in existence, no holder of a Note will transfer such Note to any Person which is, to the actual knowledge of such holder, a Competitor. For purposes of the foregoing, the holder of a Note may rely upon a certificate of a proposed transferee as to when such proposed transferee is a Competitor.

11E.    Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount, Prepayment Premium and Breakage Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.
11F.    Confidential Information. For the purposes of this paragraph 11F, “Confidential Information” shall mean information delivered to New York Life or any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by New York Life or such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to New York Life or such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by New York Life or such Purchaser or any Person acting on New York Life’s or such Purchaser’s behalf, (c) otherwise becomes known to New York Life or such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to New York Life or such Purchaser under paragraph 5A that are otherwise publicly available. New York Life and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by New York Life or such Purchaser in good faith to protect confidential information of third parties delivered to New York Life or such Purchaser, provided that New York Life or such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11F, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11F), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11F), (vi) any federal or state regulatory authority having jurisdiction over New York Life or such Purchaser, (vii) the NAIC or the SVO or any successor to such office or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about New York Life’s or such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to New York Life or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which New York Life or such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent New York Life or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under New York Life’s or such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11F as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or a Confirmation of Acceptance or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 11F. Notwithstanding the foregoing, New York Life and each Purchaser agree, so long as no Event of Default is then in existence, that it shall not release Confidential Information to any Competitor without written consent of the Company.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this paragraph 11F, this paragraph 11F shall not be amended thereby and, as between such Purchaser or such holder and the Company, this paragraph 11F shall supersede any such other confidentiality undertaking.
11G.    Survival of Representations and Warranties; Entire Agreement    . All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.
11H.    Successors and Assigns. All covenants and other agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not, except that, subject to paragraph 6B, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder.
11I.    Independence of Covenants; Beneficiaries of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default. The covenants of the Company contained in this Agreement are intended to be only for the benefit of New York Life, the Purchasers and the holders from time to time of the Notes, and their respective successors and assigns (including, without limitation, any Transferee), and are not intended to be for the benefit of, or enforceable by, any other Person.
11J.    Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached to the applicable Confirmation of Acceptance or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at 88th 11th Avenue NE, Minneapolis, MN 55413, Attention: Karen Park Gallivan, General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing; provided, however, that any such communication to the Company may also, at the option of the holder of any Note, be delivered by any other means either to the Company at its address specified above or to any officer of the Company.
11K.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (i) subject to clause (ii), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day (a) in the case of Fixed Rate Notes, without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day and (b) in the case of Floating Rate Notes, including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (ii) any payment of principal of or a Yield-Maintenance Amount, Prepayment Premium or Breakage Amount on any Note (including principal due on the Final Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
11L.    Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to New York Life, to any Purchaser, to any holder of a Note or to the Required Holders, the determination of such satisfaction shall be made by New York Life, such Purchaser, such holder or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.
11M.    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT OR IN CONNECTION WITH ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER SOUNDING IN CONTRACT OR TORT) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

11N.    SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE NOTES MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF NEW YORK LIFE OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE COMPANY HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE NOTES. THE COMPANY, NEW YORK LIFE AND EACH PURCHASER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING IN CONNECTION WITH ANY CLAIMS OR DISPUTES RELATING THERETO, WHETHER SOUNDING IN CONTRACT OR TORT).
11O.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11P.    Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Each party to this Agreement represents to the other parties to this Agreement that such party has been represented by counsel in connection with this Agreement and the Notes, that such party has discussed this Agreement and the Notes with its counsel and that any and all issues with respect to this Agreement and the Notes have been resolved as set forth herein and therein. No provision of this Agreement or the Notes shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision. Time is of the essence in the performance of this Agreement and the Notes.
11Q.    Counterparts; Facsimile or Electronic Signatures    . This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which counterparts shall be an original but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
11R.    Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of the Purchasers under this Agreement are several obligations. No failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and no Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.
11S.    Independent Investigation. Each Purchaser represents to and agrees with each other Purchaser that it has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company. No holder of Notes shall have any duties or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.
11T.    Directly or Indirectly. Where any provision in this Agreement refers to actions to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
11U.    Transaction References. The Company agrees that New York Life may, following public disclosure by the Company of the arrangement contemplated hereby in accordance with applicable securities laws (i) refer to its role in originating the purchase of any Notes, from the Company, as well as the identity of the Company and the aggregate principal amount and issue date of such Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference, subject to such restrictions on usage as the Company may reasonably require.
11V.    Guaranty or Pledge Agreement. Except at times that an Event of Default shall have occurred and continues, upon request of the Company, if a Subsidiary that is a Guarantor or a Subsidiary the Ownership Interests of which are pledged pursuant to a Permitted Foreign Stock Pledge is sold in a manner permitted by this Agreement, the holders of the Notes shall release such Subsidiary from its Guaranty Agreement and shall release or terminate, or shall authorize any collateral agent to release or terminate, such pledge of the Ownership Interests of such Subsidiary, as requested by the Company, provided that (i) such Subsidiary shall have been simultaneously released from any Contingent Obligation with respect to, or as a co-borrower or co-obligor of, any Indebtedness under all Primary Credit Facilities, (ii) any security interest in such Ownership Interests securing any Indebtedness under any Primary Credit Facility is simultaneously released and (iii) no holder of any Indebtedness outstanding under any Primary Credit Facility shall have received any release, waiver or similar fees for any of the foregoing releases, unless the holders of the Notes receive fees for their corresponding releases on a pro rata basis in proportion to the relative outstanding principal amounts of the Notes and the principal amount of the Indebtedness outstanding under such Primary Credit Facility (including, in the case of a revolving credit facility, the aggregate principal amount of additional loans that the lenders are legally committed to fund thereunder). In addition, if a Foreign Subsidiary, 65% of the Ownership Interests of which are pledged to a collateral agent pursuant to a Permitted Foreign Stock Pledge (such Subsidiary referred to as a “Restructured Foreign Subsidiary”), becomes a direct or indirect Subsidiary of one or more First-Tier Foreign Subsidiaries (each such First-Tier Foreign Subsidiary being referred to herein as a “Foreign Holding Subsidiary”), the holders of the Notes hereby authorize such collateral agent to release such pledge of the Ownership Interests of such Restructured Foreign Subsidiary if requested by the Company, provided that (a) at least 65% of the outstanding Ownership Interests of each such Foreign Holding Subsidiary are pledged to such collateral agent pursuant to a Permitted Foreign Stock Pledge and (b) no holder of any Indebtedness outstanding under any Primary Credit Facility shall have received any release, waiver or similar fees for the foregoing release unless the holders of the Notes receive fees on a pro rata basis in proportion to the relative outstanding principal amounts of the Notes and the principal amount of the Indebtedness outstanding under such Primary Credit Facility (including, in the case of a revolving credit facility, the aggregate principal amount of additional loans that the lenders are legally committed to fund thereunder).

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.
SIGNATURES ON THE FOLLOWING PAGE.]

11W.    Binding Agreement. When this Agreement is executed and delivered by the Company and New York Life it shall become a binding agreement between the Company and New York Life.
Very truly yours,

GRACO INC.

By:    /s/ Mark W. Sheahan
    Name: Mark W. Sheahan
    Title: Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO MASTER NOTE AGREEMENT]

The foregoing Agreement
is hereby accepted as of the
date first above written
NYL INVESTORS LLC

By:    /s/ Sean Campbell
    Name: Sean Campbell
    Title: Senior Director

[SIGNATURE PAGE TO MASTER NOTE AGREEMENT]

SCHEDULE 6D

LIENS

The Existing Pledge Agreements.

SCHEDULE 6I

INVESTMENTS

Investment in Corporate Owned Life Insurance (COLI) through establishment of a Rabbi (Grantor) Trust (“Trust”) with Wilmington Trust on June 27, 2007.
The Trust is intended to provide informal funding for the Company’s deferred compensation and executive excess benefit retirement plans. The Company paid a premium in the amount of $1,498,626 each year for a seven year period beginning in 2007 and ending in 2013. The Company has not made any premium payments since 2013.

SCHEDULE 8A(1)

SUBSIDIARIES

Subsidiary	Jurisdiction	Holders of Ownership Interests	Liable under a Contingent Obligation or as a Co-Borrower or Co-Obligor, under a Primary Credit Facility?
Alco Valves Group Limited	United Kingdom	100% by Graco BV	No
Alco Valves Singapore PTE Limited	Singapore	100% by Alco Valves Group Limited	No
Alco Valves (US), Inc.	Texas	100% by Alco Valves Group Limited	No
Gema Europe s.r.l.	Italy	100% owned by Graco BV	No
Gema México Powder Finishing S. de R.L. de C.V.	Mexico	99.9999923682% by Graco BV 0.0000076318% by the Company	No
Gema (Shanghai) Co., Ltd.	People’s Republic of China	100% by Graco BV	No
Gema Switzerland GmbH	Switzerland	100% owned by Graco BV	No
Gema USA Inc.*	Minnesota	100% by the Company	Guarantor under the Credit Agreement, the Existing Note Agreement and the CNH Credit Agreement (as defined below)
GFEC Free Zone Uruguay S.A.	Uruguay	100% owned by Graco Global Holdings	No
GFEC Uruguay S.A.	Uruguay	100% owned by Graco Global Holdings	No
GG Manufacturing s.r.l.	Romania	99.99% by Gema Switzerland GmbH 0.01% by Gema Europe s.r.l.	No
Graco Australia Pty Ltd.	Australia	100% owned by Graco Global Holdings	No
Graco BV	Belguim	99.99994438790548% by Graco International Holdings 0.00005561209452 % by Graco Global Holdings	No
Graco Canada Inc.	Canada	100% owned by Graco Global Holdings	No
Graco Chile SpA	Chile	100% by the Company	No
Graco Colombia S.A.S.	Colombia	100% by the Company	No
Graco Distribution BV	Belgium	100% by Graco BV	No
Graco do Brasil Ltda.	Brazil	99.9999961548% by Graco Global Holdings 0.0000038452% by Graco International Holdings	No
“*” Indicates a Material Subsidiary

Graco Finance Hong Kong Limited	Hong Kong, People’s Republic of China	100% by the Company	No
Graco Fluid Equipment (Shanghai) Co., Ltd.	People’s Republic of China	100% by the Company	No
Graco Fluid Equipment (Suzhou) Co., Ltd.	People’s Republic of China	100% by Graco Minnesota Inc.	No
Graco Fluid Handling (H) Inc.	Minnesota	100% by the Company	No
Graco Fluid Handling (I) Inc.	Minnesota	100% by the Company	No
Graco Global Holdings	Luxembourg	100% by the Company	No
Graco GmbH	Germany	100% owned by Graco Distribution BV	No
Graco High Pressure Equipment Inc.*	Minnesota	100% by the Company	Guarantor under the Credit Agreement, the Existing Note Agreement and the CNH Credit Agreement
Graco Hong Kong Ltd.	Hong, Kong, People’s Republic of China	100% owned by Graco Global Holdings	No
Graco India Private Limited	India	99.99993885661877% by Graco Hong Kong .0000611433812% by White Knight Fluid Handling Inc.	No
Graco International Holding	Luxembourg	100% owned by Graco Global Holdings	No
Graco K.K.	Japan	100% owned by Graco Global Holdings	No
Graco Korea Inc.	Korea	100% owned by Graco Global Holdings	No
Graco Limited	United Kingdom	100% owned by Graco Distribution BV	No
Graco Malaysia Sdn. Bhd.	Malaysia	100% owned by Graco Hong Kong Limited	No
Graco Minnesota Inc.*	Minnesota	100% by the Company	Guarantor under the Credit Agreement, the Existing Note Agreement and the CNH Credit Agreement
Graco S.A.S.	France	100% by Graco Distribution BV	No
Graco Serviços e Importação de Máquinas e Equipamentos em Geral Ltda.	Brazil	99.9999298626079% by Graco do Brasil Ltda. .0000701373921% by the Company	No
Graco Solutions Inc.	Minnesota	100% by the Company	No
Graco Trading (Shanghai) Co., Ltd.	People’s Republic of China	100% by Graco Minnesota Inc.	No
Q.E.D. Environmental Systems, Inc.*	Michigan	100% by the Company	Guarantor under the Credit Agreement, the Existing Note Agreement and the CNH Credit Agreement
Q.E.D. Environmental Systems Limited	United Kingdom	100% by Gema Switzerland GmbH	No

S-8A(1)-2

SAT (Surface Aluminum Technologies) s.r.l.	Italy	100% owned by Gema Switzerland GmbH	No
Smith Surface Preparation Systems Inc.	Minnesota	100% by the Company	No
Staffordshire Hydraulic Services Limited	United Kingdom	100% by Graco High Pressure Equipment Inc.	No
White Knight Fluid Handling Inc.*	Minnesota	100% by the Company	Guarantor under the Credit Agreement, the Existing Note Agreement and the CNH Credit Agreement

As used herein, the “CNH Credit Agreement” shall mean the Credit Agreement dated as of September 24, 2018, among the Company, the Banks named therein, and U.S. Bank National Association, as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

S-8A(1)-3

SCHEDULE 8D

OUTSTANDING INDEBTEDNESS
(as of December 27, 2019)

	Obligor	Obligee	Principal Amount Outstanding (in thousands)	Collateral	Guaranty
5.01% Series B Senior Notes Due March 11, 2023	Company	Purchaser(s) identified in Existing Note Agreement	$75,000	As set forth in the Existing Pledge Agreements
GEMA USA Inc.; Graco High Pressure Equipment Inc.; Graco Minnesota Inc.; Q.E.D. Environmental Systems, Inc.; White Knight Fluid Handling Inc. and as otherwise set forth in Guaranty Agreement (as amended from time to time) executed in connection with Existing Note Agreement

5.35% Series D Senior Notes Due July 26, 2026	Company	Purchaser(s) identified in Existing Note Agreement	$75,000	As set forth in the Existing Pledge Agreements
GEMA USA Inc.; Graco High Pressure Equipment Inc.; Graco Minnesota Inc.; Q.E.D. Environmental Systems, Inc.; White Knight Fluid Handling Inc. and as otherwise set forth in Guaranty Agreement (as amended from time to time) executed in connection with Existing Note Agreement

Credit Agreement	Company	U.S. Bank National Association and the Banks named in the Credit Agreement	$0.00	As set forth in the Existing Pledge Agreements
GEMA USA Inc.; Graco High Pressure Equipment Inc.; Graco Minnesota Inc.; Q.E.D. Environmental Systems, Inc.; White Knight Fluid Handling Inc. and as otherwise set forth in each Guaranty (Joint and Several) executed in connection with Credit Agreement

Unsecured CNH revolving credit facility	Company	U.S. Bank National Association and the Banks named in the Credit Agreement dated September 24, 2018	100,000 CNH	None
GEMA USA Inc.; Graco High Pressure Equipment Inc.; Graco Minnesota Inc.; Q.E.D. Environmental Systems, Inc.; White Knight Fluid Handling Inc. and as otherwise set forth in the Guaranty (Joint and Several) executed in connection with thee CNH Credit Agreement

Notes payable to banks	Company	Various	$6,800	None	None

S-8D-2

SCHEDULE 8G

LIST OF AGREEMENTS RESTRICTING INDEBTEDNESS

1.Section 9.8 of the Credit Agreement and CNH Credit Agreement prohibits the Company from (a) incurring, creating, issuing, assuming or permitting to exist Secured Indebtedness at any time exceeding 5.00% of Consolidated Assets as of the end of the most-recently completed fiscal quarter or fiscal year for which financial statements have been delivered pursuant to such agreement, or (b) permit Secured Indebtedness to have a Lien on the Ownership Interests of Foreign Subsidiaries that are Material Subsidiaries; provided, however, that Indebtedness evidenced by (i) in the case of the Credit Agreement, Senior Notes and the Senior Note Agreements, and Indebtedness owing to Senior Creditors, and (ii) in the case of the CNH Credit Agreement, the Revolving Credit Agreement or the Senior Notes and the Senior Note Agreements, and Indebtedness owing to Senior Creditors, constitutes Secured Indebtedness for purposes of Section 9.8 under such agreement, to the extent that such Indebtedness is not subject to the Intercreditor Agreement. (Capitalized terms are used in this Section 1 as such terms are defined in the Credit Agreement or the CNH Credit Agreement, as applicable.)
2.(a)    Section 6F of the Existing Note Agreement prohibits the Company from permitting Priority Debt to exceed 25% of Consolidated Net Worth at any time.
(b)     Section 6E of the Existing Note Agreement prohibits the Company from permitting any Subsidiary to create, incur, assume or suffer to exist any Indebtedness except (i) Indebtedness of any Subsidiary to the Company or a Wholly Owned Subsidiary and (ii) other Indebtedness of any Subsidiary, provided the Company is in compliance with paragraph 6F of the Existing Note Agreement (as such terms are defined in the Existing Note Agreement). (Capitalized terms are used in this Section 2 as such terms are defined in the Existing Note Agreement.)

EXHIBIT A-1
FORM OF FIXED RATE NOTE

GRACO INC.

__.__% SERIES __ SENIOR NOTE DUE __________ __, 20__
NO. _____    __________, 20__
PPN: ______________
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
FOR VALUE RECEIVED, the undersigned, GRACO INC., a corporation organized and existing under the laws of the State of Minnesota (herein called the “Company”), hereby promises to pay to ____________________________, or registered assigns, the principal sum of _________________________ DOLLARS [(or so much thereof as shall not have been prepaid) on the Final Maturity Date specified above,] [, payable on the Principal Prepayment Dates and in the Amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the Interest Rate per annum specified above (or, during any period when an Event of Default shall be in existence, at the election of the Required Holders of the Series __ Notes at the Default Rate (as defined below)) from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date, commencing with the Interest Payment Date specified above next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment of principal (unless the Required Holders of the Series __ Notes have elected to require the entire outstanding principal amount of the Series __ Notes to bear interest at the Default Rate), any overdue payment of Yield-Maintenance Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable [monthly/quarterly/semiannually] as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate. The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) 2.00% over the Interest Rate specified above.
Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, N.A. in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of senior Shelf Notes (herein called the “Notes”) issued pursuant to the Master Note Agreement, dated as of January 29, 2020 (as from time to time amended, herein called the “Agreement”), among the Company, New York Life and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in paragraph 11F of the Agreement and (ii) made the representations set forth in paragraphs 9A, 9B and 9C of the Agreement.
This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the Transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
[The Company will make required prepayments of principal on Principal Prepayment Dates and in the Amounts specified above and in the Agreement.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.]
Except to the extent required in the Agreement, the Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration, protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.
In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.
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SIGNATURES ON THE FOLLOWING PAGE.]

E-A-1-2

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).
GRACO INC.

By:     ___________________________________
    Title: ______________________________

E-A-1-3

EXHIBIT A-2
FORM OF FLOATING RATE NOTE

GRACO INC.

SERIES __ SENIOR FLOATING RATE NOTE DUE __________ __, 20__
NO. _____    _________, 20__
PPN: ______________
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
FLOATING RATE NOTE MARGIN:
INTEREST PERIOD AND INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
FOR VALUE RECEIVED, the undersigned, GRACO INC., a corporation organized and existing under the laws of the State of Minnesota (herein called the “Company”), hereby promises to pay to ____________________________, or registered assigns, the principal sum of _________________________ DOLLARS [(or so much thereof as shall not have been prepaid) on the Final Maturity Date specified above,] [, payable on the Principal Prepayment Dates and in the Amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed for the actual number of days elapsed on the basis of a year consisting of 360 days) (a) on the unpaid balance thereof at a rate per annum equal to the sum of LIBOR (as determined from time to time for the Interest Period specified above) plus the Floating Rate Note Margin (or, during any period when an Event of Default shall be in existence, at the election of the Required Holders of the Series __ Notes at the Default Rate (as defined below)) from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date, commencing with the Interest Payment Date specified above next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment of principal (unless the Required Holders of the Series __ Notes have elected to require the entire outstanding principal amount of the Series __ Notes to bear interest at the Default Rate), any overdue payment of Prepayment Premium or Breakage Amount and, to the extent permitted by applicable law, any overdue payment of interest, on each Interest Payment Date specified above as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate. The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) 2.00% over the then applicable LIBOR rate plus the Floating Rate Note Margin.
Payments of principal of, interest on and any Prepayment Premium or Breakage Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, N.A, in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of senior Shelf Notes (herein called the “Notes”) issued pursuant to the Master Note Agreement, dated as of January 29, 2020 (as from time to time amended, herein called the “Agreement”), among the Company, New York Life and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in paragraph 11F of the Agreement and (ii) made the representations set forth in paragraphs 9A, 9B and 9C of the Agreement.
This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the Transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
[The Company will make required prepayments of principal on Principal Prepayment Dates and in the Amounts specified above and in the Agreement.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.]
Except to the extent required in the Agreement, the Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration, protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.
In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.
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SIGNATURES ON THE FOLLOWING PAGE.]

E-A-2-2

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).
GRACO INC.

By:    ___________________________________
    Title: ______________________________

E-A-2-3

EXHIBIT B
FORM OF PAYMENT INSTRUCTIONS LETTER
[On Company Letterhead]
__________ __, 20__
[List Purchasers]
c/o NYL Investors LLC
51 Madison Avenue, 2nd Floor
New York, New York 10010
Re: Payment Instructions
Ladies and Gentlemen:
Reference is made to the Master Note Agreement (the “Agreement”), dated as of January 29, 2020, between GRACO INC., a Minnesota corporation (the “Company”), on the one hand, and NYL INVESTORS LLC (“New York Life”) and each New York Life Affiliate which becomes party thereto, on the other hand. Capitalized terms used herein shall have the meanings assigned to such terms in the Agreement. As contemplated by paragraph 3I of the Agreement, the undersigned hereby instructs you to deliver, on ___________ __, 20__ (the “Closing Day”), the proceeds of the Notes to be purchased by you on such Closing Day to the undersigned’s account identified below:
Account Name:
Account No:
Bank:
Bank City & State:
Bank ABA No:
Reference:
Company Contact for verifying
         payment instructions and receipt of funds:
This instruction has been executed and delivered by an authorized representative of the undersigned.
Disbursement when so made shall constitute payment in full of the purchase price of the Notes to be purchased by you on the Closing Day and shall be without liability of any kind whatsoever to you.

Very truly yours,

GRACO INC.
By:    ___________________________________
    Title: ______________________________

E-B-2

EXHIBIT C-1
FORM OF GUARANTY AGREEMENT
GUARANTY AGREEMENT
Dated as of [__________ __, 202_]
Re:
Graco Inc.

$200,000,000

Master Note Facility

(Not a part of the Agreement)
ATTACHMENTS TO GUARANTY AGREEMENT:
EXHIBIT A Joinder to Guaranty Agreement

E-C-1-2

GUARANTY AGREEMENT

This GUARANTY AGREEMENT dated as of [__________ __, 202_] (the or this “Guaranty”) is entered into on a joint and several basis by each of the undersigned, [name[s] of Guarantor[s]] (which parties, together with any Additional Guarantor (as defined in the Joinder to Guaranty Agreement attached hereto) which executes and delivers a Joinder to Guaranty Agreement (as defined hereinafter), are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”).
RECITALS
A.    Each Guarantor is presently a direct or indirect wholly-owned Subsidiary of Graco Inc., a Minnesota corporation (the “Company”).
B.    In order to raise funds for general corporate purposes, the Company has entered into the Master Note Agreement, dated as of January 29, 2020 (as amended, supplemented, restated or otherwise modified from time to time, the “Note Agreement”), between the Company, on the one hand, and NYL Investors LLC (“New York Life”) and each New York Life Affiliate which becomes party thereto, on the other hand (the “Purchasers”), providing for, among other things, the issue and sale by the Company to the Purchasers of up to $200,000,000 in aggregate principal amount of the Company’s senior promissory notes (collectively, in each case as amended, restated, supplemented or otherwise modified from time to time, the “Notes”). The Purchasers, together with their successors and assigns, including any subsequent holders of the Notes in accordance with the terms of the Note Agreement, are hereinafter individually referred to as a “Holder” and collectively referred to as the “Holders.”
C.    The Purchasers have required as a condition of their purchase of the Notes to be purchased by them under the Note Agreement that the Company cause each of the undersigned to enter into this Guaranty and as provided in Section 5K of the Note Agreement, to cause certain other Subsidiaries of the Company to execute and deliver a Joinder to Guaranty Agreement in substantially the form set forth as Exhibit A hereto (the “Joinder to Guaranty Agreement”), in each case as security for the Notes, and the Company has agreed to cause each of the undersigned to execute this Guaranty and as provided in Section 5K of the Note Agreement, to cause certain other Subsidiaries of the Company to execute and deliver a Joinder to Guaranty Agreement, in each case in order to induce the Purchasers to purchase the Notes and thereby benefit the Company and its Subsidiaries by providing funds to the Company for general corporate purposes.

E-C-1-3

D.    Each Guarantor is engaged in related businesses with the Company and recognizes that by entering into the Note Agreement and purchasing the Notes, the Purchasers will have conferred substantial financial and other benefits to each such Guarantor.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, each Guarantor does hereby covenant and agree, jointly and severally, as follows:

SECTION 1.	DEFINITIONS.
Capitalized terms used herein shall have the meanings set forth in the Note Agreement unless herein defined or the context shall otherwise require.

SECTION 2.	GUARANTY OF NOTES AND NOTE AGREEMENT.
(a)    Each Guarantor jointly and severally does hereby irrevocably, absolutely and unconditionally guarantee unto the Holders of Notes, whether such Notes are issued and outstanding on the date hereof or issued from time to time after the date hereof: (1) the full and prompt payment of the principal of, Yield-Maintenance Amount, if any, Prepayment Premium, if any, Breakage Amount, if any, and interest on the Notes from time to time outstanding, as and when such payments shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration or otherwise (including (to the extent legally enforceable) interest due on overdue payments of principal, Yield-Maintenance Amount, if any, Prepayment Premium, if any, Breakage Amount, if any, or interest at the rates set forth in the Notes and interest accruing at the then applicable rates provided in the Notes after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) in federal or other immediately available funds of the United States of America which at the time of payment or demand therefor shall be legal tender for the payment of public and private Indebtedness, (2) the full and prompt performance and observance by the Company of each and all of the obligations, covenants and agreements required to be performed or owed by the Company under the terms of the Notes and the Note Agreement and (3) the full and prompt payment, upon demand by any Holder, of all reasonable costs and expenses, legal or otherwise (including reasonable attorneys’ fees), if any, as shall have been expended or incurred in the protection or enforcement of any rights, privileges or liabilities in favor of the Holders under or in respect of the Notes, the Note Agreement or under this Guaranty or in any action in connection therewith or herewith and in each and every case irrespective of the validity, regularity, or enforcement of any of the Notes or Note Agreement or any of the terms thereof or any other like circumstance or circumstances.

E-C-1-4

(b)    The liability of each Guarantor under this Guaranty shall not exceed an amount equal to a maximum amount as will, after giving effect to such maximum amount and all other liabilities of such Guarantor, contingent or otherwise, result in the obligations of such Guarantor hereunder not constituting a fraudulent transfer, obligation or conveyance.

SECTION 3.	GUARANTY OF PAYMENT AND PERFORMANCE.
This is a guarantee of payment and performance and each Guarantor hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Note or the Note Agreement be brought against the Company or any other Person or that resort be had to any direct or indirect security for the Notes or this Guaranty or to any other remedy. Any Holder may, at its option, proceed hereunder against any Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Company or any other Person and without first resorting to any direct or indirect security for the Notes or this Guaranty or to any other remedy. The liability of each Guarantor hereunder shall in no way be affected or impaired by any acceptance by any Holder of any direct or indirect security for, or other guaranties of, any Indebtedness, liability or obligation of the Company or any other Person to any Holder or by any failure, delay, neglect or omission by any Holder to realize upon or protect any such guaranties, Indebtedness, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by any such Holder.
The covenants and agreements on the part of the Guarantors herein contained shall be joint and several covenants and agreements, and references to the Guarantors shall be deemed references to each of them and none of them shall be released from liability hereunder by reason of this Guaranty ceasing to be binding as a continuing security on any other of them.

SECTION 4.	GENERAL PROVISIONS RELATING TO THE GUARANTY.
(a)    Each Guarantor hereby consents and agrees that any Holder or Holders, subject to the terms of the Note Agreement and the Notes, from time to time, with or without any further notice to or assent from any other Guarantor may, without in any manner affecting the liability of any Guarantor under this Guaranty, and upon such terms and conditions as any such Holder or Holders may deem advisable:
(1)    extend in whole or in part (by renewal or otherwise), modify, change, compromise, release or extend the duration of the time for the performance or payment of any Indebtedness, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Indebtedness, liability or obligations of the Company on the

E-C-1-5

Notes, or waive any Default or Event of Default with respect thereto, or waive, modify, amend or change any provision of any other agreement; or
(2)    sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such Holder as direct or indirect security for the payment or performance of any Indebtedness, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Indebtedness, liability or obligation of the Company on the Notes; or
(3)    settle, adjust or compromise any claim of the Company against any other Person secondarily or otherwise liable for any Indebtedness, liability or obligation of the Company on the Notes.
Each Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that such Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.
(b)    Each Guarantor hereby waives, to the fullest extent permitted by law:
(1)    notice of acceptance of this Guaranty by the Holders or of the creation, renewal or accrual of any liability of the Company, present or future, or of the reliance of such Holders upon this Guaranty (it being understood that every Indebtedness, liability and obligation described in Section 2 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Guaranty);
(2)    demand of payment by any Holder from the Company or any other Person indebted in any manner on or for any of the Indebtedness, liabilities or obligations hereby guaranteed; and
(3)    presentment for the payment by any Holder or any other Person of the Notes or any other instrument, protest thereof and notice of its dishonor to any party thereto and to such Guarantor.
The obligations of each Guarantor under this Guaranty and the rights of any Holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination (other than by indefeasible payment in full of the Notes and the obligations of the Company under the Note

E-C-1-6

Agreement), whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.
(c)    The obligations of each Guarantor hereunder shall be binding upon such Guarantor and its successors and assigns, and shall remain in full force and effect until the entire principal, interest, Yield-Maintenance Amount, if any, Prepayment Premium, if any, and Breakage Amount, if any, on the Notes and all other sums due pursuant to Section 2 shall have been indefeasibly paid, and such obligations shall not be affected, modified or impaired irrespective of:
(1)    the genuineness, validity, regularity or enforceability of the Notes, the Note Agreement or any other agreement or any of the terms of any thereof, the continuance of any obligation on the part of the Company, any other Guarantor or any other Person on or in respect of the Notes or under the Note Agreement or any other agreement or the power or authority or the lack of power or authority of the Company to issue the Notes or the Company to execute and deliver the Note Agreement or any other agreement or of any other Guarantor to execute and deliver this Guaranty or to perform any of its obligations hereunder or the existence or continuance of the Company, any other Guarantor or any other Person as a legal entity; or
(2)    any default, failure or delay, willful or otherwise, in the performance by the Company, any other Guarantor or any other Person of any obligations of any kind or character whatsoever under the Notes, the Note Agreement, this Guaranty or any other agreement; or
(3)    any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Company, any other Guarantor or any other Person or in respect of the property of the Company, any other Guarantor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of the Company, any other Guarantor or any other Person; or
(4)    impossibility or illegality of performance on the part of the Company, any other Guarantor or any other Person of its obligations under the Notes, the Note Agreement, this Guaranty or any other agreements; or
(5)    in respect of the Company, any other Guarantor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company, any other Guarantor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public

E-C-1-7

enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company, any other Guarantor or any other Person and whether or not of the kind hereinbefore specified; or
(6)    any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, Indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against the Company, any Guarantor or any other Person or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable in respect of the Notes or under the Note Agreement or this Guaranty, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or
(7)    any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company, any Guarantor or any other Person of its respective obligations under or in respect of the Notes, the Note Agreement, this Guaranty or any other agreement; or
(8)    the failure of any Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; or
(9)    any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to any Guarantor of failure of the Company, any other Guarantor or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Notes, the Note Agreement, this Guaranty or any other agreement or failure to resort for payment to the Company, any other Guarantor or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies; or
(10)    the acceptance of any additional security or other guaranty, the advance of additional money to the Company or any other Person, the renewal or extension of the Notes or amendments, modifications, consents or waivers with respect to the Notes, the Note

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Agreement or any other agreement, or the sale, release, substitution or exchange of any security for the Notes; or
(11)    any merger or consolidation of the Company, any Guarantor or any other Person into or with any other Person or any sale, lease, transfer or other disposition of any of the assets of the Company, any Guarantor or any other Person to any other Person, or any change in the ownership of any shares of the Company, any Guarantor or any other Person; or
(12)    any defense whatsoever that: (i) the Company or any other Person might have to the payment of the Notes (principal, Yield-Maintenance Amount, if any, Prepayment Premium, if any, Breakage Amount, if any, or interest), other than indefeasible payment thereof in full in federal or other immediately available funds, or (ii) the Company or any other Person might have to the performance or observance of any of the provisions of the Notes, the Note Agreement or any other agreement, whether through the satisfaction or purported satisfaction by the Company, any other Guarantor or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise; or
(13)    any act or failure to act with regard to the Notes, the Note Agreement, this Guaranty or any other agreement or anything which might vary the risk of any Guarantor or any other Person; or
(14)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other Person in respect of the obligations of any Guarantor or other Person under this Guaranty or any other agreement;
provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty that the obligations of each Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the indefeasible payment in full of the principal of, Yield-Maintenance Amount, if any, Prepayment Premium, if any, Breakage Amount, if any, and interest on the Notes in accordance with their respective terms whenever the same shall become due and payable as in the Notes provided and all other sums due and payable under the Note Agreement, at the place specified in and all in the manner and with the effect provided in the Notes and the Note Agreement, as each may be amended or modified from time to time. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under or in respect of the terms of the Notes or the Note Agreement and that

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notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company under the Notes or the Note Agreement, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.
(d)    All rights of any Holder hereunder may be transferred or assigned at any time and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of any Note whether with or without the consent of or notice to the Guarantors under this Guaranty or to the Company, except as required by the Note Agreement.
(e)    To the extent of any payments made under this Guaranty, each Guarantor shall be subrogated to the rights of the Holder upon whose Notes such payment was made, but such Guarantor covenants and agrees that such right of subrogation shall be subordinate in right of payment to the prior indefeasible final payment in cash in full of all amounts due and owing by the Company with respect to the Notes and the Note Agreement and by the Guarantors under this Guaranty, and the Guarantors shall not take any action to enforce such right of subrogation, and the Guarantors shall not accept any payment in respect of such right of subrogation, until all amounts due and owing by the Company under or in respect of the Notes and the Note Agreement and all amounts due and owing by the Guarantors hereunder have been indefeasibly paid in cash in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the indefeasible payment in cash in full of the Notes and all other amounts payable under the Notes, the Note Agreement and this Guaranty, such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders to be credited and applied to the amounts due or to become due with respect to the Notes and all other amounts payable under the Note Agreement and this Guaranty, whether matured or unmatured. Each Guarantor acknowledges that it has received direct and indirect benefits from the financing arrangements contemplated by the Note Agreement and that the agreements set forth in this paragraph (e) are knowingly made as a result of the receipt of such benefits.
(f)    Each Guarantor hereby agrees that, to the extent that a Guarantor shall have paid an amount hereunder to any Holder that is greater than the net value of the benefit received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes (such net value, its “Proportionate Share”), such paying Guarantor shall, subject to Section 4(e), be entitled to contribution from any Guarantor that has not paid its Proportionate Share of the obligations arising under this Guaranty. Any amount payable as a contribution under this Section 4(f) shall be determined as of the date on which the related payment is made by such Guarantor seeking contribution and each Guarantor acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed. Notwithstanding the foregoing, the provisions of this Section 4(f) shall in no respect limit the obligations and liabilities of any Guarantor to the Holders or under the Notes, the Note Agreement or any other document,

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instrument or agreement executed in connection therewith, and each Guarantor shall remain jointly and severally liable for the full payment and performance of the obligations hereunder.
(g)    Each Guarantor agrees that, to the extent the Company, any other Guarantor or any other Person makes any payment on any Note, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantors’ obligations hereunder, as if said payment had not been made. The liability of the Guarantors hereunder shall not be reduced or discharged, in whole or in part, by any payment to any Holder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.
(h)    No Holder shall be under any obligation: (1) to marshal any assets in favor of the Guarantors or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligations of the Guarantors hereunder or (2) to pursue any other remedy that the Guarantors may or may not be able to pursue themselves and that may lighten the Guarantors’ burden, any right to which each Guarantor hereby expressly waives.
(i)    The obligations of each Guarantor under this Guaranty rank pari passu in right of payment with all other Indebtedness of such Guarantor which is not secured or which is not expressly subordinated in right of payment to any other Indebtedness of such Guarantor.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS.
Each Guarantor represents and warrants to each Holder that:
(a)    Such Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (1) the ability of such Guarantor to perform its obligations under this Guaranty, or (2) the validity or enforceability of this Guaranty (herein in this Section 5, a “Material Adverse Effect”). Such Guarantor has the power and authority to own or hold under lease the properties it purports to own or

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hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guaranty and to perform the provisions hereof.
(b)    This Guaranty has been duly authorized by all necessary corporate or other similar organizational action on the part of such Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, obligation or conveyance or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    The execution, delivery and performance by such Guarantor of this Guaranty will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor or any of its Subsidiaries under its corporate or other legal entity charter or by-laws, operating agreement or other organizational document, or under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which such Guarantor or any of its subsidiaries is bound or by which such Guarantor or any of its subsidiaries or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or any of its Subsidiaries, or (3) violate any provision of any law, statute or other rule or regulation of any Governmental Authority applicable to such Guarantor or any of its Subsidiaries.
(d)    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty.
(e)    Such Guarantor is solvent, has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has assets having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts as they become due and greater than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Such Guarantor does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due. Such Guarantor will not be rendered insolvent by the execution and delivery of, and, subject to Section 2(b) hereof, performance of its obligations under, this Guaranty. Such Guarantor does not intend to hinder, delay or defraud its creditors

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by or through the execution and delivery of, or performance of its obligations under, this Guaranty.

SECTION 6.	AMENDMENTS, WAIVERS AND CONSENTS.
(a)    This Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Required Holders, except that (1) no amendment or waiver of any of the provisions of Section 2, 3 or 4, or any defined term (as it is used therein), will be effective as to any Holder unless consented to by such Holder in writing, (2) no such amendment or waiver may, without the written consent of each Holder, (i) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver, or (ii) amend this Section 6, and (3) this Guaranty may be amended by the addition of additional Guarantors pursuant to a Joinder to Guaranty Agreement.
(b)    Any amendment or waiver consented to as provided in this Section 6 applies equally to all Holders and is binding upon them and upon each future holder and upon the Guarantors. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantors and any Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any Holder. As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented.

SECTION 7.	SUBMISSION TO JURISDICTION.
ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GUARANTOR IN ANY OTHER JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY

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OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER TRANSACTION DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GUARANTOR HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY OR THE OTHER TRANSACTION DOCUMENTS. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING IN CONNECTION WITH ANY CLAIMS OR DISPUTES RELATING THERETO, WHETHER SOUNDING IN CONTRACT OR TORT).

SECTION 8.	NOTICES.
All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (1) if to any Purchaser, addressed to such Purchaser at the address specified for such communications in the Purchaser Schedule attached to the applicable Confirmation of Acceptance, or at such other address as such Purchaser shall have specified to the Company in writing, (2) if to any other Holder of any Note, addressed to such other Holder at such address as such other Holder shall have specified to the Company in writing or, if any such other Holder shall not have so specified an address to the Company, then addressed to such other Holder in care of the last Holder of such Note which shall have so specified an address to the Company, and (iii) if to any Guarantor, addressed to such Guarantor c/o the Company at 88th 11th Avenue NE, Minneapolis, MN 55413, Attention: Karen Park Gallivan, General Counsel, or at such other address as such Guarantor shall have specified to each Holder in writing; provided, however, that any such communication to a Guarantor may also, at the option of any Holder, be delivered by any other means either to the such Guarantor at its address specified above or to any officer of such Guarantor.

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SECTION 9.	MISCELLANEOUS.
(a)    No remedy herein conferred upon or reserved to any Holder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle any Holder to exercise any remedy reserved to it under the Guaranty, it shall not be necessary for such Holder to physically produce its Note in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.
(b)    The Guarantors will pay all sums becoming due under this Guaranty by the method and at the address specified for such purpose in the Note Agreement, or by such other reasonable method or at such other address as any Holder shall have from time to time specified to the Guarantors in writing for such purpose, without the presentation or surrender of this Guaranty or any Note.
(c)    Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
(d)    If the whole or any part of this Guaranty shall be now or hereafter become unenforceable against any one or more of the Guarantors for any reason whatsoever or if it is not executed by any one or more of the Guarantors, this Guaranty shall nevertheless be and remain fully binding upon and enforceable against each other Guarantor as if it had been made and delivered only by such other Guarantors.
(e)    This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, so long as such Holder’s Notes remain outstanding and unpaid. The obligations of any Guarantor under this Guaranty shall not be assigned without the prior written consent of each Holder.
(f)    This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist

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of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
(g)    This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by the law of the State of New York.
[signature page follows]

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IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty Agreement to be duly executed by an authorized representative as of this first date written above.

[NAME[S] OF GUARANTOR[S]]

By:    ___________________________________
    Name:
    Title:

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EXHIBIT A

JOINDER TO GUARANTY AGREEMENT
Re:                    Graco Inc.
$200,000,000
Master Note Facility
.

This JOINDER TO GUARANTY AGREEMENT dated as of [__________ __, 202_] (the or this “Joinder to Guaranty Agreement”) is entered into [on a joint and several basis] by [each of] the undersigned _______________, a ____________ corporation [and ____________, a ___________ corporation] ([which parties are hereinafter referred to individually as] an “Additional Guarantor” [and collectively as the “Additional Guarantors”]), as a supplement to the Guaranty referred to below. Words and phrases used and not otherwise defined herein shall have the respective meaning as set forth in the Guaranty (as hereinafter defined).
RECITALS
A.    [Each] Additional Guarantor is presently a direct or indirect wholly-owned Subsidiary of Graco Inc., a Minnesota corporation (the “Company”).
B.    In order to raise funds for general corporate purposes, the Company has entered into the Master Note Agreement, dated as of January 29, 2020 (as amended, supplemented, restated or otherwise modified from time to time, the “Note Agreement”), between the Company, on the one hand, and NYL Investors LLC (“New York Life”) and each New York Life Affiliate which becomes party thereto, on the other hand (the “Purchasers”), providing for, among other things, the issue and sale by the Company to the Purchasers of up to $200,000,000 in aggregate principal amount of the Company’s senior promissory notes (collectively, in each case as amended, restated, supplemented or otherwise modified from time to time, the “Notes”). The Purchasers, together with their successors and assigns, including any subsequent holders of the Notes in accordance with the terms of the Note Agreement, are hereinafter individually referred to as a “Holder” and collectively referred to as the “Holders.”
C.    The Purchasers required as a condition of their purchase of the Notes to be purchased by them that the Company cause certain Subsidiaries of the Company to enter into the Guaranty Agreement dated as of [__________ __, 202_] (as amended, restated, joined, supplemented or otherwise modified from time to time, the “Guaranty”), and, as provided in Section 5K of the Note

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Agreement, that the Company cause each Person which becomes a co-borrower or co-obligator of any Indebtedness under any Primary Credit Facility after the date of the Guaranty to execute and deliver a Joinder to Guaranty Agreement to this Guaranty, in each case as security for the Notes.
D.    [Each] Additional Guarantor has received and will receive substantial direct and indirect benefits from the Company’s compliance with the terms and conditions of the Note Agreement and the Notes issued thereunder.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, [each/the] Additional Guarantor does hereby covenant and agree, jointly and severally with the existing Guarantors, as follows:
In accordance with the requirements of the Guaranty, the Additional Guarantor[s] desire[s] to amend the definition of Guarantor (as the same may have been heretofore amended) set forth in the Guaranty attached hereto so that at all times from and after the date hereof, the Additional Guarantor[s] shall be jointly and severally liable as set forth in the Guaranty for the obligations of the Company under the Note Agreement and Notes to the extent and in the manner set forth in the Guaranty.
The undersigned is the duly elected _____________ of the Additional Guarantor[s] and is duly authorized to execute and deliver this Joinder to Guaranty Agreement on behalf of such Additional Guarantor[s] for the benefit of all Holders of the Notes. The execution by the undersigned of this Joinder to Guaranty Agreement shall evidence its consent to and acknowledgment and approval of the terms set forth herein and in the Guaranty. By such execution the Additional Guarantor[s] shall be deemed to have made the representations and warranties set forth in Section 5 of the Guaranty in favor of the Holders as of the date of this Joinder to Guaranty Agreement.
Upon execution of this Joinder to Guaranty Agreement, the Guaranty shall be deemed to be amended as set forth above. Except as amended herein, the terms and provisions of the Guaranty are hereby ratified, confirmed and approved in all respects.

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Any and all notices, requests, certificates and other instruments (including the Notes) may refer to the Guaranty without making specific reference to this Joinder to Guaranty Agreement, but nevertheless all such references shall be deemed to include this Joinder to Guaranty Agreement unless the context shall otherwise require.
[NAME[S] OF ADDITIONAL GUARANTOR[S]]

By:	___________________________________ Its

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EXHIBIT C-2
FORM OF CONFIRMATION OF GUARANTY AGREEMENT
CONFIRMATION OF GUARANTY AGREEMENT
THIS CONFIRMATION OF GUARANTY AGREEMENT (this “Confirmation”) is entered into on a joint and several basis by each of the undersigned (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”) in favor of the holders of the Notes (as defined below) from time to time (together with their successors and assigns, including any subsequent holders of the Notes in accordance with the terms of the Note Agreement, referred to individually as a “Holder” and collectively, as the “Holders”).
WHEREAS, each of the Guarantors is a direct or indirect wholly-owned Subsidiary of Graco Inc. (the “Company”);
WHEREAS, in order to raise funds for general corporate purposes, the Company has entered into the Master Note Agreement, dated as of January 29, 2020 (as amended, supplemented, restated or otherwise modified from time to time, the “Note Agreement”), between the Company, on the one hand, and NYL Investors LLC (“New York Life”) and each New York Life Affiliate which becomes party thereto, on the other hand (the “Purchasers”), providing for, among other things, the issue and sale by the Company of up to $200,000,000 in aggregate principal amount of the Company’s senior promissory notes (collectively, in each case as amended, restated, supplemented or otherwise modified from time to time, the “Notes”);
WHEREAS, the Guarantors have guaranteed the obligations of the Company under the Note Agreement and the Notes heretofore issued thereunder pursuant to that certain Guaranty Agreement, dated as of __________ __, 20__, made by [certain of] the undersigned [, and joined by certain of the undersigned pursuant to that certain Joinder Agreement dated as of ______________ __, 20__], in favor of each Holder (as amended, supplemented or otherwise modified, the “Guaranty”). Capitalized terms used herein and not otherwise defined shall have the meanings given in the Note Agreement;
WHEREAS, each Guarantor will benefit from the proceeds of the issuance of the Series __ Notes to be issued on the date hereof; and
WHEREAS, the Holders have required as a condition to the effectiveness of the obligation of the Purchasers named in the relevant Confirmation of Acceptance (the “Series __ Purchasers”) to purchase the Series __ Notes to be purchased by such Series __Purchasers that each of the Guarantors execute and deliver this Confirmation and reaffirm that the Guaranty secures and guarantees the liabilities and obligations of the Company under the Notes.
NOW, THEREFORE, in order to induce, and in consideration of, the purchase of the Series __ Notes by the Series __ Purchasers, each Guarantor hereby, jointly and severally, covenants and agrees with, and represents and warrants to, each of the Series __ Purchasers and each Holder from time to time of the Notes as follows:

1.    Confirmation. Each Guarantor, hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty, and confirms and agrees that each reference in the Guaranty to the Notes (as defined in the Guaranty) is construed to hereafter include the Series __ Notes. Each Guarantor acknowledges that the Guaranty remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor hereby acknowledges and confirms that it intends that the Guaranty will continue to secure, to the fullest extent provided thereby, the payment and performance of all obligations guaranteed under the Guaranty, including, without limitation, the payment and performance of the Series __ Notes. Each Guarantor confirms and agrees that, with respect to the Guaranty, each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein is, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects.
2.    Successors and Assigns. All covenants and other agreements contained in this Confirmation by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.
3.    No Waiver. The execution of this Confirmation shall not operate as a novation, waiver of any right, power or remedy of any Holder, nor constitute a waiver of any provision of the Note Agreement or any Note.
4.    Governing Law. This Confirmation shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
5.    Severability. Any provision of this Confirmation that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
6.    Counterparts; Facsimile Signatures. This Confirmation may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of a signature page to this Confirmation by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Confirmation.
7.    Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

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8.    Authorization. Each Guarantor is duly authorized to execute and deliver this Confirmation, and, is and will continue to be duly authorized to perform its obligations under the Guaranty.
9.    No Defenses. Each Guarantor hereby represents and warrants to, and covenants that, as of the date of this Confirmation, (a) such Guarantor has no defenses, offsets or counterclaims of any kind or nature whatsoever against New York Life or any Holder with respect to any of its obligations guaranteed under the Guaranty, or any action previously taken or not taken by any Holder with respect thereto except as provided in the Guaranty, and (b) each Holder has fully performed all obligations to such Guarantor which it may have had or has on and as of the date of this Confirmation.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.
SIGNATURES ON THE FOLLOWING PAGE.]

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IN WITNESS WHEREOF, each of the undersigned has caused this Confirmation of Guaranty Agreement to be duly executed by an authorized representative as of this first date written above.

[GUARANTORS]

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EXHIBIT D

FORM OF REQUEST FOR PURCHASE
GRACO INC.
Reference is made to the Master Note Agreement (the “Agreement”), dated as of January 29, 2020, between GRACO INC., a Minnesota corporation (the “Company”), on the one hand, and NYL INVESTORS LLC (“New York Life”) and each New York Life Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.
Pursuant to paragraph 2A(4) of the Agreement, the Company hereby makes the following Request for Purchase:
1.    Aggregate principal amount of
the Shelf Notes covered hereby
(the “Notes”) ................... $__________1
2.    [Fixed/Floating] Interest Rate
[For Fixed Rate Notes Only: Interest Payment Period: ]2
[For Floating Rate Notes Only: Interest Period: ]3

3.    Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period

[___] in arrears

4.    Use of proceeds of the Notes:
5.    Proposed day for the closing of the purchase and sale of the Notes:
1Minimum principal amount of $10,000,000.
2Monthly, quarterly or semi-annually in arrears.
3One, three or six months in arrears.

6.    The purchase price of the Notes is to be transferred to:
Name and Address
and ABA Routing        Number of
Number of Bank         Account
7.    Proposed Quotations for the Notes are due:
8.    The Schedules to the Agreement to be updated in connection with the issuance of the Notes are restated in full, in the form attached hereto (the “Updated Schedules”), and marked to show changes from the existing corresponding Schedules to the Agreement.
9.    The Company certifies that (a) after incorporating the information, if any, contained in the Updated Schedules, the representations and warranties contained in paragraph 8 of the Agreement are true in all material respects, except where such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true in all respects, on and as of the date of this Request for Purchase (except for any such representation or warranty that by its terms is made only as of a specific earlier date, in which case that such representation or warranty was correct in all material respects or, if such representation or warranty is qualified by materiality, in all respects, as of such earlier date) and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.
10.    The aggregate principal amount of Notes outstanding after giving effect to the issuance of the Notes herein requested will be $__________.
11.    [If Floating Rate Notes are requested: The aggregate principal amount of Floating Rate Notes outstanding after giving effect to the issuance of the Notes herein requested will be $__________.]

Dated:
GRACO INC.
By:______________________________
Name:
Title:

[ATTACH UPDATED SCHEDULES]

E-D-2

EXHIBIT E

FORM OF CONFIRMATION OF ACCEPTANCE
Reference is made to the Master Note Agreement (the “Agreement”), dated as of January 29, 2020, between GRACO INC., a Minnesota corporation (the “Company”), on the one hand, and NYL INVESTORS LLC (“New York Life”) and each New York Life Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.
New York Life or the New York Life Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2A(6) and 2A(8) of the Agreement relating to the purchase and sale of such Notes and by the provisions of the second sentence of paragraph 11A of the Agreement.
Pursuant to paragraph 2A(6) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:
I.    Accepted Notes: Aggregate principal amount $__________________
(A)    (a) Name of Purchaser:
(b) Principal amount:
(c) Final maturity date:
(d) Principal prepayment dates and amounts:
(e) [Fixed interest rate] [Floating Rate Note Margin]:
(f) [Fixed Rate interest payment period:    [_______] in arrears]
(g) [Definition of LIBOR:]
(h) [Floating Rate Interest Period: [                 months in arrears]]
(g) [Floating Rate LIBOR Floor: [        ]]
(i) Prepayment Premium:
(j) Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)    (a) Name of Purchaser:
(b) Principal amount:
(c) Final maturity date:
(d) Principal prepayment dates and amounts:
(e) [Fixed interest rate] [Floating Rate Note Margin]:
(f) [Fixed Rate interest payment period:    [_______] in arrears]
(g) [Definition of LIBOR:]
(h) [Floating Rate Interest Period: [                 months in arrears]]
(g) [Floating Rate LIBOR Floor: [        ]]
(i) Prepayment Premium:
(j) Payment and notice instructions: As set forth on attached Purchaser Schedule

[(C), (D)..... same information as above.]
II.    Closing Day:
III.    Issuance Fee:
Dated:
[NYL INVESTORS LLC]
By ______________________________
Its
[NEW YORK LIFE AFFILIATE]
By ______________________________
Its
Acknowledged and Agreed:
GRACO INC.
By: ______________________________
Name: ___________________________
Title: ____________________________
[ATTACH PURCHASER SCHEDULES]

E-E-2

EXHIBIT F-1
FORM OF OPINION OF COMPANY’S AND GUARANTORS’ GENERAL COUNSEL
The closing opinion of Karen Park Gallivan, General Counsel for the Company and the Guarantors, which is called for by Paragraph 3C of the Agreement, shall be dated the applicable Closing Day and addressed to each Purchaser purchasing Notes on such Closing Day, shall be satisfactory in scope and form to each such Purchaser and shall be to the effect that:
1.The Company is a corporation validly existing and in good standing under the laws of the State of Minnesota and has the full corporate power and the corporate authority to conduct the activities in which it is now engaged.
2.Each Guarantor is a corporation, limited liability company or partnership validly existing and in good standing under the laws of its jurisdiction of organization.
3.The Company has (or had) the corporate power and authority to execute and deliver the Agreement, the Company has the corporate power and authority to execute and deliver the Notes being issued by the Company on such Closing Day and the Company has the corporate power and authority to perform its obligations under the Agreement and the Notes being issued by the Company on such Closing Day.
4.Each Guarantor has the corporate, limited liability company or partnership power and authority to execute and deliver the Guaranty Agreement or the Confirmation of Guaranty Agreement, as applicable, being entered into on such Closing Day and to perform its obligations under the Guaranty Agreement.
5.The Agreement and the Notes being issued by the Company on such Closing Day have been duly authorized by all necessary corporate action on the part of the Company, and have been duly executed and delivered by the Company.
6.The Guaranty Agreement or the Confirmation of Guaranty Agreement, as applicable, being entered into on such Closing Day has been duly authorized by all necessary corporate, limited liability company or partnership action on the part of each Guarantor, and has been duly executed and delivered by each Guarantor.
7.The issuance and sale of the Notes being issued by the Company on such Closing Day, and the execution and delivery by the Company of the Agreement do not (or did not), and the performance by the Company of the Agreement and such Notes will not (i) violate the articles of incorporation or bylaws of the Company, (ii) result in a breach of, or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets are or may be bound, (iii) violate any order of any court, or of any other agency of government presently in effect to which the Company is subject or (iv) result in the creation or imposition of any Lien, charge, encumbrance on, or security interests in, any assets of the Company.
8.The execution and delivery by each Guarantor of the Guaranty or the Conformation of Guaranty Agreement, as applicable, being entered into on such Closing Day do not, and the performance by each Guarantor of the Guaranty Agreement will not (i) violate the charter, bylaws, limited liability company operating agreement or partnership agreement of such Guarantor, (ii) result in a breach of, or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which such Guarantor is a party or by which such Guarantor or any of its properties or assets are or may be bound, (iii) violate any order of any court, or of any other agency of government presently in effect to which such Guarantor is subject or (iv) result in the creation or imposition of any Lien, charge, encumbrance on, or security interests in, any assets of such Guarantor.
The opinion of Karen Park Gallivan, General Counsel for the Company and the Guarantors, shall cover such other matters relating to the sale of the Notes and matters relating to the Existing Pledge Agreements and/or any Permitted Foreign Stock Pledge (if in effect on the applicable Closing Day) as any Purchaser may reasonably request and shall provide that (i) subsequent holders of the Notes being issued by the Company on such Closing Day may rely upon such opinion and (ii) such opinion may be provided (on a non-reliance basis) to governmental authorities including, without limitation, the NAIC. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company and the Guarantors. Such opinion may be limited to the laws of the State of Minnesota and the federal law of the United States, and may be subject to other customary assumptions, limitations and qualifications.

E-F-1-2

EXHIBIT F-2
FORM OF OPINION OF COMPANY’S AND GUARANTORS’ SPECIAL COUNSEL
The closing opinion of special counsel for the Company and the Guarantors, which is called for by Paragraph 3C of the Agreement, shall be dated the applicable Closing Day and addressed to each Purchaser purchasing Notes on such Closing Day, shall be satisfactory in scope and form to each such Purchaser and shall be to the effect that:
1.The Agreement and the Notes being issued by the Company on such Closing Day constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.
2.The Guaranty Agreement and the Confirmation of Guaranty Agreement, if any, being entered into on such Closing Day constitute the legal, valid and binding obligations of each Guarantor enforceable against each Guarantor in accordance with their respective terms.
3.The issuance and sale of the Notes being issued by the Company on such Closing Day do not, the execution and delivery by the Company of the Agreement do not (or did not), and the performance by the Company of the Agreement and such Notes will not, violate any provision of any applicable law, rule or regulation to which the Company is subject.
4.The execution and delivery by each Guarantor of the Guaranty Agreement or Confirmation of Guaranty Agreement, as applicable, being entered into on such Closing Day do not, and the performance by each Guarantor of the Guaranty Agreement will not, violate any provision of any applicable law, rule or regulation to which such Guarantor is subject.
5.No filing with, notice to, consent, approval, authorization, qualification or order of, or withholding of objection from, any court or governmental agency or body or official is (or was) required to be obtained on or prior to such Closing Day in connection with the execution and delivery by the Company and the Guarantors of the Agreement, the Notes being issued by the Company on such Closing Day and the Guaranty Agreement or Confirmation of Guaranty Agreement, as applicable being entered into on such Closing Day, or the performance by the Company or the Guarantors of their respective obligations under the Agreement, the Notes being issued by the Company on such Closing Day or the Guaranty Agreement.
6.Neither the Company nor any Guarantor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

7.The issuance of the Notes being issued by the Company on such Closing Day under the Agreement and the use of the proceeds of the sale of such Notes as provided therein do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
8.The issuance, sale and delivery of the Notes being issued by the Company on such Closing Day under the circumstances contemplated by the Agreement, and the execution and delivery of the Guaranty Agreement or the Confirmation of Guaranty, as applicable, being entered into on such Closing Day do not, under existing law, require the registration of such Notes or the Guaranty Agreement under the Securities Act or the qualification of an indenture under the Trust Indenture Act of 1939.
The opinion of special counsel for the Company and the Guarantors, shall cover such other matters relating to the sale of the Notes and matters relating to the Existing Pledge Agreements and/or any Permitted Foreign Stock Pledge (if in effect on the applicable Closing Day) as any Purchaser may reasonably request and shall provide that (i) subsequent holders of the Notes may rely upon such opinion and (ii) such opinion may be provided (on a non-reliance basis) to governmental authorities including, without limitation, the NAIC. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company and the Guarantors. Such opinion may be limited to the laws of the States of Minnesota and New York and the federal law of the United States, may, except with regard to matters expressly opined on by special counsel for the Company and the Guarantors, assume all matters as to which the opinion of General Counsel for the Company and the Guarantors opines, and may be subject to other customary assumptions, limitations and qualifications, including but not limited to the effect of bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

CH2\22727747.7

E-F-2-2